      As filed with the Securities and Exchange Commission on July 2, 1999
                                                        REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                              BONUSBOULEVARD, INC.
        (Exact name of small business issuer as specified in its charter)

        New York                     7375                        13-4064085
(State or jurisdiction     (Primary standard industrial         (I.R.S. Employer
    of incorporation)       classification code number)     Identification Number)

                            -------------------------

            55 West 19th Street, 4th Floor, New York, New York 10011
                                 (212) 414-2115
        (Address and telephone number of principal executive offices and principal place of business)

                         ------------------------------

                                David Brous, Jr.
            55 West 19th Street, 4th Floor, New York, New York 10011
                                 (212) 414-2115
               (Address and telephone number of agent for service)

                            -------------------------
                                    Copy to:
                               Sarah Hewitt, Esq.
                          J. Chistopher Giancarlo, Esq.
                  Brown Raysman Millstein Felder & Steiner LLP
                 120 West 45th Street, New York, New York 10036
                                 (212) 944-1515

                    -----------------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                            -------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
Title of Each Class of Securities    Amount to be       Proposed Maximum        Proposed Maximum Aggregate     Amount of
         to be Registered             Registered    Offering Price Per Share          Offering Price(1)     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Class A Non-Voting Common Stock,       7,500,000             $0.0001                      $750.00                $.21
$0.0001 par value
-----------------------------------------------------------------------------------------------------------------------------
Class A Non-Voting Common Stock,      12,500,000             $0.05                    $625,000.00             $173.75
$0.0001 par value
-----------------------------------------------------------------------------------------------------------------------------
Total                                 20,000,000                                      $625,750.00             $173.96
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 (o) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                    SUBJECT TO COMPLETION, DATED JULY 2, 1999

PROSPECTUS

                                20,000,000 SHARES

                              BONUSBOULEVARD, INC.

             CLASS A REDEEMABLE CONVERTIBLE NON-VOTING COMMON STOCK

     BonusBoulevard, Inc., hereby offers up to 20,000,000 shares of Class A redeemable, convertible, non-voting common stock, par value $.0001 per share. The securities are being distributed by us to new members of our online shopping mall. We are offering the shares subject to various conditions set forth elsewhere in this prospectus.

     AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     We are offering up to 20,000,000 shares of our Class A redeemable, non-voting common stock to persons that become members of our online shopping mall. Of these shares, we will distribute up to 5,500,000 to new members, 1,000,000 as rewards to members for referrals of new members and 1,000,000 shares to the first 200,000 members to make a purchase in any amount through our online shopping mall. We will distribute these 7,500,000 shares for deemed consideration of $0.0001 per share, or a total of $750. We will also distribute up to 12,500,000 shares to members for making purchases through our shopping mall by redeeming, for shares, the discounts we grant to them for making purchases. We will receive a maximum of up to $.05 per share, or a total of $625,000, for shares granted upon redemption of discounts.

     No Class A shares being offered through this prospectus are being listed on any stock exchange.

                                -----------------

                       Per Share               Total
                      Price to the     Non-Cash Proceeds to
                         Public            BonusBoulevard
                         -------           --------------
                         $0.0001(1)          $    750(1)
                         $0.0500(2)          $625,000(2)
     Total                   --              $625,750

-----------------------
(1) 7,500,000 shares will be distributed to members for a deemed consideration of $0.0001 per share.
(2) 12,500,000 shares will be distributed to members for a deemed consideration of $0.0500 per share.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ____________ , 1999

RED HERRING LEGEND:

The Information In This Prospectus Is Not Complete And May Be Changed. We May Not Sell These Securities Until The Registration Statement Filed With The Securities And Exchange Commission Is Effective. This Prospectus Is Not An Offer To Sell These Securities And Is Not Soliciting An Offer To Buy These Securities In Any State Where The Offer Or Sale Is Not Permitted.

                                TABLE OF CONTENTS

                                     Page                                               Page
                                     ----                                               ----
Prospectus Summary..................  3     Plan of  Distribution......................  43
Risk Factors........................  7     Shares Eligible For Future Sale............  44
Capitalization...................... 21     Disclosure of Commission Position on
                                               Indemnification For Securities Act
                                               Liabilities.............................  44
Dividend Policy..................... 22     Legal Matters..............................  46
Dilution............................ 22     Experts....................................  46
Plan of Operation................... 23     Index To Financial Statements.............  F-1
Business............................ 26
Management.......................... 37
Certain Transactions................ 39
Principal Shareholders.............. 40
Description of Capital
   Stock............................ 40

     We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Risk Factors," "Plan of Operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be significantly different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                               PROSPECTUS SUMMARY

     This summary highlights information that we describe more fully elsewhere in this prospectus. You should carefully read the entire prospectus, including the risk factors and the financial statements and related notes.

BONUSBOULEVARD, INC.

     BonusBoulevard, Inc., a New York corporation, is a development stage company in the process of establishing an Internet-based shopping mall. Through our shopping mall, web users that register as our members will be able to make purchases from a carefully selected group of retailers. Our business is intended to capitalize on the extraordinary growth in online retailing which is currently taking place and projected to continue. The number of Americans, for example, that made at least one purchase online was 16.8 million in 1998 and is expected to increase to approximately 36 million in 1999.

     We will offer our members access to particular retailers through links from our web site to those of our affiliated retailers. We will not carry any inventory or make any sales directly to our members. We will select retailers to participate in our online shopping mall only if they conduct retail sales on line and offer quality merchandise that is popular among online shoppers.

     We will enter into affiliate relationships with our participating retailers, or retail affiliates. These relationships will entitle us to receive commissions from our retail affiliates on purchases made by our members through our web site. If our members shop at a retailer's web site without linking to that web site through ours, we will not be eligible for any commissions.

     To attract Internet users to become members of our shopping mall and make purchases through our affiliated retailers, we will offer members rewards, or discounts, for each purchase made by them through our web site. These rewards will be expressed as BBBucks. Members who shop through our web site will earn BBBucks equal to the dollar amount of any discounts on purchases. We expect that the amount of BBBucks earned by our members on most purchases made will be 5% of the purchase price, excluding sales tax and handling fees. Information relating to member purchases, including the amount of BBBucks earned, will be posted in our members' online accounts. Each member's account information will be accessible to that member through our web site and will be protected by security measures that are standard in the industry.

     BBBucks will be redeemable by members, at their option, in cash, gift certificates or charitable donations. Members will also be eligible to redeem BBBucks for up to 12,500,000 of our Class A shares, on a first come, first served basis, as described elsewhere in this prospectus.

     We will compete for customers with all forms of retailing, both online and offline. Online, we will compete for members with direct retailers, that sell merchandise directly from their own web sites and with aggregators, that provide consumers access to a network of direct retailers linked electronically to the aggregators' web sites.

BUSINESS STRATEGY

     Competition for customers and retail affiliates by online retailers is currently intense and expected to remain intense. In order to capitalize on the growth of online retailing, we have developed a strategy with the following key elements:

     Attract and retain retailers offering quality merchandise by:

        --Offering free logos at our web site for our retail affiliates;

        --Promoting each of our retail affiliates at our web site exclusively in that retailer's main product category;

        --Making discounts, or BBBucks, available to our members directly from us, not from our retailers; and

        --Extending our membership base by, among other things, distributing stock as described in this prospectus.

     Attract and retain members by:

        --Developing a web site that is easy to use and understand and that provides information quickly and easily;

        --Providing BBBucks which can be redeemed for cash, gift certificates or charitable donations;

        --Maintaining current and frequently updated information at our web site, including information about member accounts;

        --Keeping confidential all information about our members;

        --Sponsoring the stock distribution described in this prospectus; and

        --Taking standard security measures to protect member account information.

WEB SITE DESIGN AND DEVELOPMENT

     InfoStream Solutions, LLC, is designing our web site, www.BonusBlvd.com, and developing related software. We have agreed to compensate InfoStream with a combination of cash and securities. InfoStream is a privately-held company with extensive experience in the design and implementation of computer systems and software technologies for businesses in a variety of industries.

     We will be the sole owner of the web site design and all related software developed by InfoStream.

MISCELLANEOUS

     This prospectus contains product names, trade names and trademarks of other organizations, which are the property of their respective owners.

     We began pre-incorporation activities in February 1999 and were incorporated in the State of New York on June 10, 1999. Our principal executive offices are located at 55 West 19th Street, 4th Floor, New York, New York 10011, and our telephone number at this address is (212) 414-2115. We maintain a web site at www.BonusBlvd.com. The web site is currently under development and should be operational before the shares in this offering are distributed. Nothing contained on such web site should be construed as a part of this prospectus.

     This prospectus includes statistical data regarding the Internet industry. Such data is taken or derived from information published by sources including Jupiter Communications, LLC, Ziff-Davis Inc., Forrester Research, Inc. and Nua Ltd. Although we believe that the data is generally indicative of the matters reflected therein, the data may be imprecise and investors are cautioned not to place undue reliance on it.

                                  THE OFFERING

Shares Offered to the Public:                     20,000,000 shares of Class A redeemable, convertible,
                                                  non-voting common stock, par value $.0001 per share. We
                                                  are distributing up to 5,500,000 Class A shares to the
                                                  first 5,500,000 members of our online shopping program
                                                  and up to another 1,000,000 Class A shares to members
                                                  for referring new members to our web site at the rate
                                                  of one share per new member referred.  We will
                                                  distribute up to another 1,000,000 Class A shares in
                                                  lots of five shares to each of the first 200,000
                                                  members who make a purchase, in any amount, through our
                                                  online shopping mall.  We will issue up to another
                                                  12,500,000 Class A shares to members upon their
                                                  redemption of BBBucks as described elsewhere in this
                                                  prospectus.

Class A Shares Outstanding Prior to Offering:     None

Class A Shares Outstanding After Offering:        20,000,000 shares

Expenses of the Offering:                         $90,000 (estimated)

Net Proceeds to Company:                          $0.00 cash proceeds. With respect to 12,500,000 of the
                                                  Class A Shares in this offering, we will receive the
                                                  equivalent of up to $.05 per share issued upon
                                                  redemption by members of BBBucks accrued as discounts
                                                  in their accounts, as we would otherwise be obligated
                                                  to pay out such BBBucks to members in cash, gift
                                                  certificates or charitable donations in the same
                                                  amount.  This will yield non-cash proceeds of
                                                  $625,000.  We will also receive deemed consideration of
                                                  $0.0001 per share for each of the remaining 7,500,000
                                                  shares to be distributed in this offering, yielding
                                                  additional non-cash proceeds of $750.

                          SUMMARY FINANCIAL INFORMATION

     You should read the summary financial information presented below as of June 29, 1999, and for the period from inception on February 1, 1999 to June 29, 1999. We derived the summary financial information from our audited financial statements appearing elsewhere in this prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.

                                                                                  PERIOD FROM
                                                                         FEBRUARY 1, 1999 (INCEPTION)
                                                                            THROUGH JUNE 29, 1999
                                                                            ---------------------
STATEMENT OF OPERATIONS DATA:
   Revenues                                                                           $ --
   Gross profit.....................................                                    --
   Selling, general & administrative expenses.......                                 9,695
   Net loss.........................................                                (9,695)
   Weighted average shares outstanding..............                            80,000,000

                                                                              As of June 29, 1999
                                                                      Actual                    As Adjusted
                                                                      ------                    -----------
SELECTED BALANCE SHEET DATA:
  Cash .............................................                   $ 100                       $ 100
  Working capital (deficiency)......................                 (43,908)                    (43,908)
  Total assets......................................                  72,044                      22,044
  Total debt........................................                  45,000                      85,000
  Total shareholders' equity........................                  27,044                     562,044


The adjusted balance sheet data reflects the issuance of 20,000,000 Class A shares in this offering, after deducting estimated offering expenses.

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information in this prospectus before deciding to become a holder of our Class A common stock. If any of the following risks actually occurs, our business and financial results could be negatively affected to a significant extent.

                         RISKS RELATED TO OUR OPERATIONS

WE HAVE NO OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US.

     We began our business in February 1999, and we have not generated any revenue to date. We have been devoting our efforts to various organizational activities. Our organizational activities include entering into an arrangement for the development of our proprietary web site design and preliminary negotiations with prospective retail affiliates. As a result, we have no operating history that you can use to evaluate us. Our business must be considered in light of the risks, expenses, and problems frequently encountered by companies in the early stages of development, particularly companies, like ours, in new and rapidly evolving markets such as Internet commerce.

WE HAVE AN ACCUMULATED DEFICIT AND NO REVENUES AND EXPECT FUTURE LOSSES.

     We have an accumulated deficit of $9,695.00, and we expect negative cash flow and operating losses to continue for the foreseeable future. We expect our operating costs to increase, but because we have no operating history, we have no meaningful financial historical data to use as a basis for determining future operating expenses. The principal costs of expanding our business will include:

   --substantial direct and indirect marketing, advertising and promotional costs;

   --costs incurred in connection with hiring staff to meet our anticipated growth; and

   --costs incurred to accommodate changes in technology.

As a result, we expect that it will take some time before we begin generating net income.

     If net operating revenue does not grow at the rate we anticipate, and we are unable to adjust our operating expenses accordingly, then our business and financial results could be substantially and adversely affected. We cannot assure you that we will ever achieve or sustain profitability.

     Our anticipated operating expenses are based in part on our expectations as to future revenue from sales commissions to be paid by our affiliated retailers on sales generated by our online shopping program, as well as the anticipated growth in our membership. We cannot assure you that we have accurately predicted our net revenue, particularly in light of the intense competition for consumers among online shopping networks and direct retailers.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN.

     Our success depends on continued growth in the use of the Internet for the purchase of merchandise and services. Although Internet commerce has grown substantially and is projected to increase, we cannot be certain that this growth will continue to increase at the present rate, or at all. Critical issues concerning the increased use of the Internet, including security, reliability, cost, ease of access and quality of service, remain unresolved and are likely to affect further development of electronic commerce generally, as well as the market for our online shopping mall.

     The success of our business will ultimately depend on acceptance of our online shopping mall by retail affiliates and Internet users. Our success will also depend on our ability to compete with other online retailers, including aggregators and direct retailers, on the basis of quality and range of merchandise and membership rewards. As we have not yet begun operations and have no members or retail affiliates, we cannot reliably predict the future success of our business.

OUR BUSINESS AND BUSINESS PROSPECTS WILL SUFFER SIGNIFICANTLY IF INFOSTREAM DOES NOT COMPLETE OUR WEB SITE DESIGN ADEQUATELY AND ON TIME.

     InfoStream is currently developing our web site design, which includes the design of all software required to operate our online shopping mall during the first six months of operations, as described in this prospectus. Under our agreement with InfoStream, InfoStream is required to complete our web site design in fully operational form no later than September 30, 1999. The timely completion and proper performance of our web site is critical to our business and our ability to attract members and retailers alike. Any failure by InfoStream to complete our web site design on time with all features operating properly will substantially hurt our business and business prospects. Even if InfoStream completes our web site design on time, any subsequent system failure that interrupts its functioning or the functioning of any of its features, or decreases response time will impair our ability to attract and retain members and retailers, and disrupt purchasing through our online shopping mall and consequently reduce our revenues.

WE WILL RELY HEAVILY ON OUR PROPRIETARY WEB SITE DESIGN.

     We will use the web site design and related software developed for us by InfoStream in substantially all aspects of our online shopping mall, including all connections to members, retail affiliates and tracking services. Reliability and efficiency of our system remains untested because our system is under development. Our agreement with InfoStream requires InfoStream to make adjustments and modifications to our web site for a period of six months after the web site begins to operate. If, during this six-month period or later on, InfoStream or another third party is unable to modify our web site as may be necessary to accommodate increased traffic or increases in the volume of information processed through our systems from members, retailers and tracking services, we could experience system disruptions, slow response times, impaired quality and speed of downloading information and delays in updating member accounts. Any of these events could have a substantial negative effect on our business and financial results.

OUR ABILITY TO ATTRACT AND RETAIN MEMBERS DEPENDS ON FACTORS WE CANNOT CONTROL.

     Our success will depend, to a great extent, on our ability to attract and retain members. Our ability to attract and retain members will depend, in turn, on a number of factors, many of which are beyond our control. These factors include:

   --our ability to attract enough quality retail affiliates;

   --competition from direct retailers and other aggregators and web sites offering similar merchandise, lower prices, free stock and/or additional rewards;

   --the date on which we commence operations, particularly if our web site design is not fully operational on the expected delivery date;

   --the extent to which our web site design, when developed, is easy for members and prospective members to use and understand;

   --the success of our promotional activities, including the distribution of stock in this offering;

   --our ability to fund advertising and other promotional activities;

   --the quality of customer support and services provided to members by our retail affiliates;

   --whether our discount percentage on all purchases remains competitive with the discounts offered by other online retailers and aggregators; and

   --the date by which we commence operations, since prospective members may make purchases from our competitors during any delay in the start of our operations.

     Because of these and other factors, we cannot accurately predict our membership growth rate or our future revenues.

RELIANCE ON AFFILIATIONS WITH RETAILERS.

     We will be dependent on our affiliated retailers for most of our revenue and for all product and service fulfillment. We will not sell any products or services directly to members, as we have no fulfillment operations or facilities of our own. Instead, we will provide an electronic link from our members to our retail affiliates. Only our retail affiliates will sell products or services through our online shopping mall.

     The success of our business, consequently, will be dependent upon the quality of our retail affiliates and their merchandise. We will need to establish and maintain affiliations with a broad array of quality retailers in order to offer our members the most popular products and services. We cannot assure you that we will successfully establish a sufficient number of these affiliations or that we will be able to maintain affiliations with retailers on terms satisfactory to us or our members. Although we plan to monitor the types of products and services our members and prospective members seek to purchase online and to offer links to retailers selling these products and services online, we cannot assure you that our decisions in this regard will be accurate. In addition, the unanticipated termination of our affiliation with any retailer could have a substantial, negative effect on our results of operations, even if we establish a relationship with another retailer offering substantially equivalent products. To the extent that our retail affiliates do not have inventories or are otherwise unable to fill members' orders, our business and financial results may be substantially adversely affected.

     Our ability to build a substantial membership base on a timely basis will depend upon the ability of our affiliated retailers to supply the requested products and services in the ordinary course of business. The failure of our retail affiliates to meet their commitments to our members would have a substantial, adverse effect on our business and financial results.

OUR ABILITY TO ATTRACT AND RETAIN RETAIL AFFILIATES OFFERING QUALITY MERCHANDISE DEPENDS ON FACTORS WE CANNOT CONTROL.

     Our success depends, to a great extent, on our ability to attract and retain retailers offering the types of merchandise and services in demand by online customers. Our ability to attract and retain such retailers will depend on a number of factors, many of which are beyond our control. These factors include:

   --our ability to attract and retain a significant number of members;

   --the amount our members spend;

   --competition for retailers from other online aggregators and others; and

   --the ease with which our web site design, when developed, interfaces with the web sites and software systems of participating retailers, tracking services and others.

     We cannot assure you that we will be able to establish or maintain relationships with quality retail affiliates. Even if we are able to establish and maintain these relationships, we cannot assure you that we will be able to do so on terms favorable to us or in the numbers we need to become profitable. In addition, our failure to affiliate with a large number of quality online retailers shortly after we begin operations may result in our members and prospective members shopping online with our competitors. Our failure to affiliate with a sufficient number of quality retailers in a timely manner could have a substantial negative effect on our business and financial results.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY BE BELOW EXPECTATIONS OF INVESTORS AND ANALYSTS.

     Our revenues and expenses, and in particular our quarterly revenues, expenses and operating results, may fluctuate significantly due to a variety of factors, many of which are outside of our control. These factors include:

   --the seasonal nature of consumer spending;

   --the pace at which Internet users become members of our shopping program;

   --the rate at which we enter into affiliate relationships with online retailers;

   --changes in commission rates paid to us by our retail affiliates;

   --price competition in electronic commerce;

   --capital expenditures and costs related to expanding and improving our web site design;

   --our ability to protect our web site from power loss and software-related system failures;

   --changes in our operating expenses including, in particular, costs of personnel, marketing, advertising and promotion;

   --the introduction of rewards by us or our competitors; and

   --economic conditions specific to the Internet and retail industries, as well as general economic and market conditions.

     Because of the potential for significant fluctuations in our quarterly results, you should not rely on quarter-to-quarter comparisons of our future results of operations as an indication of subsequent performance.

INVESTORS MAY SUFFER SUBSTANTIAL DILUTION FROM OTHER TRANSACTIONS.

     In the future, we may issue options, warrants, or additional stock in connection with our efforts to expand our membership or our group of retail affiliates. Shareholders could face additional dilution from our future issuance of securities.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH AS PLANNED.

     To manage our anticipated growth, we must:

   --implement and continually improve our operational, financial and management information systems;

   --hire, train and retain additional qualified personnel;

   --expand and upgrade core technologies; and

   --effectively manage relationships with our members, retail affiliates, their tracking services and other third parties.

Our expansion could place a significant strain on our services and support operations, sales and administrative personnel, and other resources.

     Our web site design, when completed by InfoStream, may not be adequate to meet our growth plans, even though our contract with InfoStream requires InfoStream to provide us with adequate controls and procedures for our operations. This potential inadequacy could result in our inability to provide our services on a timely basis and a consequent loss of members and revenues. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or services. Nor can we assure you that our management will be capable of fully exploiting the market for our services. Our failure to manage growth effectively could have a substantial, negative effect on our business and financial results.

IF WE DO NOT CONTINUALLY UPGRADE OUR TECHNOLOGY, WE MAY NOT BE ABLE TO COMPETE IN OUR INDUSTRY.

     We will need to expand and upgrade our web site on a continuing basis, as our membership and affiliate program expand. We are totally dependent on the services of third parties, such as InfoStream, to upgrade our technology and ensure a high level of service and reliability. We cannot assure you that services of these parties will be available, or adequate for our purposes, when we need them. Our inability to secure adequate services from these third parties, when needed, could have a substantial, negative effect on our business and financial results.

OUR NETWORK MAY BE VULNERABLE TO SECURITY RISKS.

     Although our agreement with InfoStream requires InfoStream to include standard security measures in our web site design, our online system may nevertheless be vulnerable to unauthorized access, computer viruses and other disruptions. The web sites of our retail affiliates, their tracking service or our members may be similarly vulnerable. Internet service providers have in the past experienced and may experience in the future interruptions in service as a result of the accidental or intentional actions of Internet users. We have no control over the security measures that Internet service providers or our retail affiliates, members, or web site visitors adopt, although we regard the security measures adopted by online retailers as one factor in deciding whether to affiliate with them. Unauthorized access could also potentially jeopardize the security of confidential information, such as member account information stored in computer systems maintained by us, our retail affiliates or their tracking services. These events may result in liability to us or harm to our members or retail affiliates.

     Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our members, which could have a substantial adverse effect on our business and financial results. In addition, the threat of these and other security risks may deter prospective visitors from becoming members or deter members from shopping through our online mall. These deterrents could have a substantial adverse effect on our business and financial results.

     Our security measures will be designed to prevent any physical or electronic break-ins and attacks on our facilities and system and to minimize the effect of any such event if it were to occur. Any security breach, however, could result in interruptions, delays or cessations in service which could have a substantial adverse effect on our business and financial results. Although we will have business interruption insurance covering interruptions of our operations resulting from physical damage to our property, we will not have data loss insurance to cover losses from, and recovery and data reconstruction costs related to, certain security breaches on our web site, if no interruption has occurred. In addition, in the event of an interruption of our operations, our business interruption insurance may not be sufficient to cover our expenses resulting from any such occurrence. This could also damage our reputation and the value of the BonusBoulevard brand name.

OUR SERVICES ARE SUSCEPTIBLE TO DISRUPTIONS DUE TO PHYSICAL CAUSES.

     Our systems and operations are also vulnerable to damage or interruption from fire, flood, power loss, telecommunications failures and similar events. Any such interruptions or delays at our facilities would have a substantial adverse effect on our business and financial results. We have no formal disaster recovery plan, and any business interruption insurance we may obtain may not adequately compensate us for losses that may occur. The occurrence of any or all of these events could also damage our reputation and brand name, thus impairing our business substantially.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FOR PRODUCTS SOLD BY AFFILIATED RETAILERS THROUGH OUR WEB SITE.

     Members may sue us if any product sold to them by our affiliated retailers through our web site fails to perform properly or injures the user. Liability claims could require us to spend significant time and money in litigation and/or pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     We currently have no revenue and do not expect to generate any revenues until some time after we commence operations following the development of our web site. We anticipate that commissions from our affiliated retailers on purchases by our members, together with funds contributed by our Chief Executive Officer and the Chief Operating Officer and the proceeds from the financing of our accounts receivable will satisfy our working capital requirements for at least the next 12 months. After that, we may need to raise additional funds in order to finance our operations while we develop our membership base and relationships with retailers. We cannot assure you that financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results, and we may need to delay full deployment of our online shopping program.

WE FACE RISKS FROM POTENTIAL YEAR 2000 PROBLEMS.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or errors. We believe that our products and internal systems will be year 2000 compliant.

     Our systems will be built upon multiple layers of third party software and hardware components. A system failure that originates in one or more of these layers may affect the performance and accuracy of computations carried out by our systems as a whole. No assurances have been given to us by our affiliated retailers or other parties regarding year 2000 compliance.

     Any failure of our material systems or those of our retail affiliates or the Internet to be year 2000 compliant would have material adverse effect on our business and financial results. Such consequences would include difficulties in operating our web site effectively, communicating with our retail affiliates or conducting other fundamental aspects of our business. We are currently assessing the year 2000 readiness of the software, computer technology and other services that we may use. At this time, we have not yet developed a contingency plan to address situations that may result if we or our retail partners or their tracking services are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material. We also depend on year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would adversely affect demand for our services and, consequently, our business and financial results.

WE MAY BECOME SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

     Certain prospective retail affiliates currently have non-U.S. customers. If these retailers enter into affiliate relationships with us, their customers may purchase goods and services through our online shopping mall. In addition, we may, in the future, consider opportunities for international expansion by entering affiliate relationships with online retailers based overseas. International operations would subject us to the risks of conducting business internationally, including:

   --Foreign currency fluctuations, which could result in reduced revenues or increased operating expenses;

   --Inability to locate qualified foreign retail affiliates;

   --The burdens of complying with a variety of foreign laws and trade standards;

   --Tariffs and trade barriers;

   --Difficulty in accounts receivable collection;

   --Potentially longer payment cycles;

   --Foreign taxes;

   --Unexpected changes in regulatory requirements including the regulation of Internet access; and

   --Uncertainty regarding liability for information retrieved and replicated in foreign countries.

If we expand internationally, we will also be subject to general geopolitical risks, such as changes in diplomatic and trade relationships. We cannot assure you that the risks associated with international operations, if undertaken, will not have a significant, adverse effect on our business and financial results.

               RISKS RELATED TO THE MARKET FOR ELECTRONIC COMMERCE
                  GENERALLY AND ONLINE RETAILING IN PARTICULAR

THE VIABILITY OF OUR BUSINESS DEPENDS ON RELIABILITY AND CONTINUED DEVELOPMENT OF THE INTERNET.

     Like all other online businesses, our success depends on the reliability of the Internet. Significant growth in the number of Internet users, its content, and the frequency of use is expected to continue. We cannot assure you that the Internet's infrastructure, in its current form, will be able to support the continued growth of the Internet or that this continued growth will not have a substantial adverse effect on the performance or reliability of the Internet as a medium for commerce. We cannot assure you that the infrastructure required to maintain the viability of the Internet as a medium for commerce will be developed or implemented as Internet usage grows. The viability of the Internet could also decline as a result of delays in the adoption of standards and protocols to handle increased activity. Any resulting damage to the viability of the Internet as a medium for commerce will have a substantial, adverse effect on our business and financial results.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

     Our future success is substantially dependent upon continued growth in the use of the Internet to purchase merchandise and services. Use of the Internet as a means of commerce is at an early stage of development, and demand and market acceptance for retail marketing over the Internet is uncertain. We will be dependent on revenue from electronic commerce as our sole source of revenue. We cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inconsistent quality of service, and the lack of cost-effective, high-speed service. If Internet use does not continue to grow or grows more slowly than expected, our business and financial results may be adversely affected.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS.

     We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are few laws or regulations directly applicable to commerce on the Internet. Due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, and local governmental organizations. It is possible that a number of laws or regulations will be adopted relating to such issues as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership on the Internet. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, and in turn decrease the demand for electronic commerce, increase our costs of doing business, or otherwise have a material adverse effect on our business and financial results. Any new legislation or regulation, or new application or interpretation of existing laws could have a material adverse effect on our business and financial results.

A PORTION OF OUR REVENUE MAY STEM FROM THE SALE OF USER INFORMATION.

     We may in the future use for our own purposes or sell to third parties compiled information including in many instances personal information obtained from our members. Should a large number of our members instruct us that we cannot transfer or sell their information to third parties, it may have a material adverse effect on our revenue. Further, personal information of users is restricted in many domestic and foreign jurisdictions, including the European Union, with which the United States government is currently negotiating a data privacy accord to permit information sharing across borders. If any such accord results in substantial limitations on our right to sell or otherwise use any such information, it may have a substantial adverse effect on our business. Should we fail to abide by our own privacy policy, we could be subject to lawsuits and liability from our members.

WE MAY BE REQUIRED TO COLLECT SALES TAX AND INCUR RELATED COSTS.

     One or more states may seek to require out-of-state companies that engage in online commerce, to collect and remit sales tax. If we were required by one or more states to collect taxes on the sale or services through our online shopping mall, we would incur related costs of modifying our software design and additional personnel required to track and remit such taxes. Consequently our business and financial results would be substantially and adversely affected.

WE MAY BE HELD LIABLE FOR ONLINE CONTENT PROVIDED BY THIRD PARTIES.

     Although InfoStream will represent to us that our web site design will not infringe upon the proprietary rights of others, no assurance can be given that such infringement claims will not be asserted against us. Such claims and any resulting litigation may subject BonusBoulevard to significant liability for damages, and result in invalidation of our proprietary rights. Claims and litigation would also be time consuming and expensive to defend, and result in the diversion of management time and attention, any of which might have a significant adverse effect on our business and financial results.

     In part, our business involves supplying information to Internet users, members and retail affiliates via the Internet. Accordingly, we face the same types of risks that apply to all businesses that publish or distribute information, such as potential liability for defamation, libel, invasion of privacy, copyright or trademark infringement and similar claims. A number of third parties have claimed that they hold patents covering various forms of online transactions or online technologies. In addition, our liability insurance may not cover potential patent or copyright infringement claims and may not adequately indemnify us for any liability that may be imposed.

THE LOSS OF THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER OR OUR CHIEF OPERATING OFFICER COULD IMPAIR OUR CHANCES FOR SUCCESS.

     Our performance will be substantially dependent on the performance of David Brous, Jr., Chief Executive Officer, and Jonathan F. Morgenstern, President and Chief Operating Officer, and on the marketing personnel we intend to hire. The loss of the services of either of our executive officers could have a substantial adverse effect on our business and financial results.

WE DEPEND ON KEY PERSONNEL AND WILL REQUIRE ADDITIONAL SKILLED EMPLOYEES TO EXECUTE OUR GROWTH PLANS.

     Our potential for success depends significantly on our executive officers, our Chief Executive Officer, David Brous, Jr., and Chief Operating Officer, Jonathan Morgenstern. We do not carry key-man life insurance on either executive, and do not have employment agreements that would assure us of their services for a stated period of time. Given the early stage of our development and our plans for rapid expansion, the loss of the services of either executive or the services of any other key employees we may hire in the future would have a substantial, adverse effect on our business. We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business would likely be delayed or prevented. Competition for these highly-skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE FACE SIGNIFICANT COMPETITION IN THE ONLINE RETAILING INDUSTRY FOR VISITORS, MEMBERS AND RETAILER AFFILIATES.

     The market for the retail goods and services provided via the Internet is new and rapidly evolving. Competition for online consumers is intense and expected to increase significantly. We believe that the principal competitive factors for companies seeking to develop Internet shopping malls are:

   --number of members;
   --functionality;
   --quality of merchandise and retailers;
   --discounts and rewards;
   --brand recognition;
   --member loyalty;
   --broad demographic focus; and
   --open access for visitors.

WE FACE COMPETITION FROM MORE ESTABLISHED COMPETITORS.

     We could also face competition from all offline and online retailers, including direct retailers, aggregators, Web directories, search engines, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that engage in electronic commerce by developing their own networks of retail affiliates and members or acquiring one of our competitors. We cannot assure you that our competitors and potential competitors will not develop electronic commerce networks that are equal or superior to ours or that will achieve greater market acceptance.

     Nearly all of our existing and potential competitors have longer operating histories, greater experience in online retailing, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, retail affiliates, and others.

     Our competitors may experience greater growth in online traffic than we do, making their online retail programs more attractive to our retail affiliates, some of whom might sever or decide not to renew their relationships with us. We cannot assure you that we will be able to compete successfully against our current or future competitors or that our business and financial results will not suffer from competition.

WE MUST ESTABLISH AND MAINTAIN OUR BRAND NAME, BONUSBOULEVARD.

     We believe that establishing and maintaining the BonusBoulevard brand name will be critical to attracting members and retail affiliates and expanding traffic at our web site. Brand recognition is particularly important given the low barriers to entry into online retailing and the growing number of retail networks, shopping malls and direct retailers. If visitors to our web site, members and retailers do not perceive our service to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received by such parties, the value of our brand name could be diluted, thereby decreasing the attractiveness of our online shopping mall. We recently submitted applications to register our servicemarks, BonusBoulevard, BonusBlvd.com and BBBucks with the United States Patent and Trademark Office. We cannot assure you, however, that these service marks will be registered to us.

WE ARE HEAVILY DEPENDENT ON OUR PROPRIETARY TECHNOLOGY.

     We regard the technology being developed by InfoStream as proprietary to BonusBoulevard, and we will attempt to protect it by relying on trademark, service mark and trade secret laws and other methods. We also intend to enter into confidentiality agreements with our employees and consultants. Despite these precautions, third parties may be able to copy or otherwise use our proprietary information without authorization or develop similar technology independently. We cannot assure you that the steps we take have prevented or will prevent misappropriation or infringement of our proprietary information.

     The web site design being developed for us may incorporate certain software licensed by us from third parties. As our business matures and we enhance our technology, we may require licenses for additional technology. We cannot assure you that technology licenses from third parties will be available to BonusBoulevard on commercially reasonable terms or at all. Our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or adversely affect the performance of our existing program until equivalent technology is identified, licensed and integrated.

                          RISKS RELATED TO THE OFFERING

WE WILL NOT RECEIVE ANY CASH PROCEEDS FROM THE DISTRIBUTION OF OUR CLASS A
SHARES.

     We will receive no cash proceeds from the distribution of our Class A shares pursuant to this prospectus. Of the total 20,000,000 Class A shares to be distributed by us, 7,500,000 shares will be issued to new members for becoming members, referring additional members or making initial purchases, in any amount, through our online shopping mall. Although we will receive no cash consideration for these shares, we will treat the distribution of these shares as generating consideration of $0.0001 per share, or an aggregate of $750.00. The remaining, 12,500,000 Class A shares will be granted to our members upon their redemption of discounts earned on purchases made through our shopping program. Class A Shares issued upon redemption of discounts will be deemed to be issued at a price of $.05 per share payable solely through the redemption of accrued discounts. As a result, the distribution of these Class A shares will generate a reduction in our obligation to pay discounts to our members in an aggregate amount of $625,000.00.

     Even in the absence of cash proceeds of this offering, we currently anticipate that we have sufficient funds to meet our working capital needs for the next 12 months. After that, we may need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our membership. We cannot assure you that financing will be available in amounts or on terms acceptable to us, or at all.

OUR REDEMPTION OF YOUR CLASS A SHARES MAY ADVERSELY AFFECT YOU.

     BonusBoulevard is entitled to buy back the Class A shares if a liquidity event occurs at any time during the three-year period following the effective date of the registration statement of which this prospectus is a part. Liquidity events are:

   --a sale of all or substantially all of our assets;

   --our merger into another entity other than a merger undertaken for the purposes of changing the state of our incorporation;

   --the listing of any class of our common stock on a stock exchange; or

   --our obtaining outside funding, whether privately or through a public offering of securities, in the minimum amount of $500,000.

Even though we would be required to redeem the Class A shares for a redemption price based on the market value of our company at the time of the liquidity event, upon redemption of your shares, you will lose your right to convert your shares into shares of our Class B common stock, which is not redeemable and has voting rights, and your right to participate in any increase in the market value of BonusBoulevard.

YOUR ABILITY TO SELL OR TRANSFER YOUR CLASS A SHARES IS SUBJECT TO SUBSTANTIAL LIMITATIONS.

     We have no current plans to list the Class A shares for trading on any exchange, and there is a three-year prohibition on your right to sell or otherwise transfer them, with certain limited exceptions, such as the right to transfer the shares upon death of the holder. The three-year restriction on transfer, which is referred to in this prospectus as a lock-up, begins at the time of the effectiveness of the registration statement of which this prospectus is a part.

WE WILL NOT LIST OUR NON-VOTING COMMON STOCK.

     We have no current plans to list the Class A shares or any other BonusBoulevard securities on any securities exchange, and our securities, do not now, and may not, for some period of time, qualify for listing on any such exchange. As a result, it will be difficult for you to dispose of your Class A shares, even after the lock-up period expires, if they are not listed on a securities exchange or quoted on the Over-The-Counter Bulletin Board.

OUR SECURITIES MAY BE CONSIDERED PENNY STOCKS

     Regulations issued by the SEC under the Securities Exchange Act of 1934 impose additional requirements on broker-dealers when selling penny stocks to persons other than established customers and accredited investors (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). The regulations define penny stocks to include any non-Nasdaq equity security with a market price (as defined in the regulations) of less than $5 per share, subject to certain exceptions. Prior to any transaction in a penny stock, unless exempt, a broker-dealer must deliver a disclosure schedule about the penny stock market prepared by the SEC. Broker-dealers must also make disclosure concerning commissions payable to both the broker-dealer and any registered representative and current quotations for the securities. Finally, broker-dealers are required to send monthly statements disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

     Under the penny stock regulations, a broker-dealer must make a special suitability determination as to the purchaser and must have the purchaser's written consent to the transaction prior to sale.

     The foregoing penny stock restrictions will not apply to our securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or if we meet certain minimum net tangible assets or average revenue criteria. We cannot assure you that our securities will qualify for exemption from these restrictions. In any event, even if our securities were exempt from such restrictions, we would remain subject to
Section 15(b)(6) of the Securities and Exchange Act of 1934. Under this section, the SEC has authority to prohibit any person engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if such restriction is deemed by the SEC to be in the public interest.

     If, upon expiration or earlier termination of the three-year lock-up of our Class A shares, they qualify as a penny stock, the penny stock regulations may adversely affect the ability of broker-dealers to sell these shares, and the market for our Class A shares, if any, could be substantially and adversely affected.

THE FUTURE SALE OF SHARES MAY HURT OUR MARKET PRICE.

     If Class A shares are not redeemed by us and the lock-up period expires, a market for these shares may develop. At such time, the market price of Class A shares could decline if our executive officers, who hold all of the currently outstanding Class B shares, sell a substantial number of such shares or the perception develops that these sales could occur. Sales of Class B shares by our executive officers could also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

RECIPIENTS OF CLASS A SHARES HAVE NO EFFECTIVE VOICE IN MANAGEMENT BECAUSE THEIR SECURITIES HAVE NO VOTING RIGHTS AND MANAGEMENT HAS SUBSTANTIAL CONTROL.

     Our two executive officers together own beneficially all of our issued and outstanding Common Stock having voting rights. As a result, these shareholders control BonusBoulevard, giving them the ability, among other things, to elect all of our directors and approve significant corporate transactions.

CONCENTRATION OF OWNERSHIP OF OUR VOTING STOCK AND CERTAIN PROVISIONS OF NEW YORK LAW ACT AS ANTI-TAKEOVER MEASURES WHICH MAY NOT BE BENEFICIAL TO YOU.

     In addition to the concentration of voting stock ownership in our executive officers, New York law could make it difficult for a third party to acquire us, even if doing so might be beneficial to you or our other shareholders. The ownership of all voting shares by our two executive officers may also have the effect of delaying or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even if any of these transactions would benefit you as holders of Class A shares.

OUR TEN LARGEST SHAREHOLDERS ARE LIABLE FOR UNPAID WAGES AND SIMILAR OBLIGATIONS OF BONUSBOULEVARD.

     Under Section 630 of the Business Corporation Law of New York, each of the ten largest shareholders of a New York corporation, such as BonusBoulevard, is personally liable for wages, salaries and debts owed by the corporation to employees and servants of the corporation other than contractors; provided that the corporation has no shares listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or affiliated securities association. If you receive a large enough number of Class A shares and become one of our ten largest shareholders, you will incur this liability. We will indemnify each of you against any losses or expenses incurred under this statutory provision because you are a holder of our Class A shares. If you incur liability under this statutory provision and we do not meet our obligation to indemnify you, you may suffer a substantial financial loss.

YOU MAY INCUR SUBSTANTIAL DILUTION IF WE ISSUE SECURITIES IN THE FUTURE.

     You will not incur dilution in net tangible book value per share in connection with the offering. To the extent that we issue additional shares, or issue options or warrants to purchase common stock and they are exercised in the future, you may incur substantial dilution at that time.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have not paid any dividends on our common stock to date. We do not intend to declare or pay dividends on our common stock, but to retain our earnings, if any, for the operation and expansion of our business. Dividends will be subject to the discretion of our board of directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors that our board of directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth: (i) the historical capitalization of BonusBoulevard as of June 29, 1999; and (ii) as adjusted for: (a) the issuance of 7,500,000 Class A shares for deemed consideration of $0.0001 per share and the recognition of a charge to operations of $33,750 for promotional expenses; and (b) the issuance of 12,500,000 Class A shares with an assigned value of $.05 per share based on the amount of cash which could have been received for the BBBucks used to purchase such shares, net of offering costs of approximately $56,250, which will be offset against additional paid-in-capital.

You should read this table in conjunction with our financial statements and the related notes thereto, and the other financial information included elsewhere in this prospectus.

                                                                             As of June 29, 1999
                                                           ---------------------------------------------------
                                                                         Actual                   As Adjusted
Stockholders' equity:
  Preferred stock, par value $0.0001 per share,
    150,000,000 shares authorized; no shares issued and
    outstanding actual and as adjusted.....................                $  --                   $     --
 Class A common stock, par value $.0001 per share,
    25,000,000 shares authorized; no shares issued and
    outstanding actual; 20,000,000 shares issued and
    outstanding as adjusted................................                   --                      2,000
 Class B common stock, par value $.0001 per share,
    275,000,000 shares authorized; 80,000,000 shares
    issued and outstanding actual and as adjusted..........                8,000                      8,000
Paid-in-capital                                                           28,739                    595,489
Accumulated deficit                                                       (9,695)                   (43,445)
                                                                         -------                   --------

Total shareholders' equity                                                27,044                    562,044
                                                                         -------                   --------

   Total capitalization                                                  $27,044                   $562,044
                                                                         =======                   ========


                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the offering. We will receive the equivalent of $.05 for each share issued upon redemption by our members of BBBucks accrued to their accounts, as we would otherwise be obligated to pay out such BBBucks to members in cash, gift certificates or charitable donations in the same amount. The aggregate non-cash proceeds we may receive in this fashion is $625,000, or $.05 for each of the 12,500,000 Class A shares that may be issued upon redemption of BBBucks. The remaining 7,500,000 Class A shares in this offering are being distributed at a deemed consideration of $0.0001 per share, or $750 of non-cash proceeds. The non-cash proceeds of this offering are net of an estimated $90,000 of offering expenses attributable to the Class A shares.

                                 DIVIDEND POLICY

     To date, we have not declared or paid any dividends on our outstanding Class B shares. We currently do not anticipate paying any cash dividends in the foreseeable future on the Class B shares or the Class A shares, when issued pursuant to this offering. Although we intend to retain our earnings to finance our operations and future growth, our board of directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors which our board of directors may deem relevant.

                                    DILUTION

     Our members who receive Class A shares in this offering will experience no dilution since they will receive their shares for no cash consideration. Members who purchase Class A shares by redeeming BBBucks will experience immediate and substantial dilution in the net tangible book value of their Class A shares. The difference between the initial public offering price per Class A share and the net tangible book value per Class A share after this offering constitutes the dilution per Class A share to the members. Net tangible book value per share is determined by dividing the net tangible book value or total tangible assets less total liabilities by the number of outstanding Class A shares. As of June 29, 1999, we had a net tangible book value of $27,044, or approximately $.00 per share. If we give effect to the distribution of 7,500,000 of Class A shares for no cash payment and 12,500,000 Class A shares redeemed for BBBucks as of June 29, 1999 at an assumed initial public offering price of $.05 per share, the pro forma net tangible book value on that date would have been $562,044, or $.01 per Class A share. This represents an immediate increase in the net tangible book value of approximately $535,000 to existing shareholders and an immediate dilution of $.04 per share to members receiving Class A shares in the offering upon purchase of BBBucks.

     The following table illustrates the per share dilution assuming the distribution of 7,500,000 Class A shares for no monetary consideration and the sale of 12,500,000 Class A shares purchased through redemption of BBBucks for shares at a price of $.05 per share payable solely by a reduction of a member's balance of accrued BBBucks.

Assumed initial public offering
price per share for Class A shares
purchased through the
redemption of BBBucks .............................               $ 0.05

Net tangible book value
per share as of June 29, 1999
and before this offering...........................$ 0.00

Increase in pro forma net tangible
book value per share attributable
to new investors ..................................$ 0.01
                                                   ------
Pro forma net tangible book value
per Class A share after this offering..............               $ 0.01
                                                                  ------
Dilution per share to new investors
in this offering purchasing
Class A shares with BBBucks........................               $ 0.04
                                                                  ======

     The following table summarizes on a pro forma basis, as of June 29, 1999, the number shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing shareholders and by new investors.

                                     SHARES PURCHASED                TOTAL CONSIDERATION           AVERAGE PRICE
                                                                                                     PER SHARE
                               NUMBER            PERCENT              AMOUNT      PERCENT
Existing shareholders.......  80,000,000           80%              $ 36,739        5.6%                $.00
New investors...............  20,000,000           20%               625,750       94.4%                $.03

Total....................    100,000,000          100%              $662,489      100%
                             ===========          ===               ========      ====


                                PLAN OF OPERATION

     The following discussion and analysis of our plan of operation should be read in conjunction with, and is qualified in its entirety by, the more detailed financial information contained in the summary financial information and our financial statements and the notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed under the heading "Risk Factors" beginning at page 7 and those discussed elsewhere in this prospectus.

OVERVIEW

     We are a development stage company, which is establishing an online, incentive-based shopping mall. Consumers who become our members will be able to access our shopping mall through our web site, www.BonusBlvd.com. Our online shopping mall will offer our members, access to a broad range of retailers offering quality merchandise. Members will be able to earn discounts in the form of BBBucks on most purchases they make through our online shopping program. Our web site is currently under development and is expected to be operational before the offering begins.

     We began pre-incorporation activities on February 1, 1999 and were incorporated on June 10, 1999, but we have not yet begun operating our shopping mall. Since our inception, we have been engaged primarily in planning our operations, negotiating agreements with prospective retail affiliates and capital raising activities. As a result, we have no operating revenue to date.

CASH REQUIREMENTS AND ADDITIONAL FUNDING

     As of June 29, 1999, our principal commitments consisted of our agreements with our web site designer, InfoStream, and our counsel. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. Additionally, we will continue to evaluate expanding our sales and marketing programs. Our capital requirements will depend on many factors, including:

     the rate of market acceptance of our online shopping program;

     the amount of expenditures that will be needed for marketing and promoting our shopping program and our brand name;

     the costs required to maintain and upgrade our technology; and

     potential changes in economic, regulatory or competitive conditions of our planned business.

     We believe that capital already contributed and to be contributed by our current executive officers and directors, together with any accounts receivable financing we may secure, will be sufficient to meet our anticipated needs for working capital, capital expenditures and business development for the next 12 months. During this period, we will try to raise capital from third parties by selling equity securities. The sale of additional equity securities, if accomplished, may result in additional dilution to our shareholders. We cannot assure you, however, that financing will be available in amounts or on terms acceptable to us, or at all.

SUMMARY OF ADDITIONAL RESEARCH AND DEVELOPMENT

     We do not believe that we will have significant research and development expenses during the next 12 months. Even though we have retained InfoStream to develop our web site design, this development will be achieved through modifications of available technologies. Expenditures on activities of this type do not constitute research and development expenses.

     We have agreed to compensate InfoStream in a combination of cash and securities, some of which may be redeemed by us under circumstances described elsewhere in this prospectus. Through June 29, 1999, we have incurred costs of $15,000 for our web site design, including related software and system architecture. For a period of six months from the date of delivery of our web site design in fully operational form, InfoStream is required to maintain, monitor and make adjustments to our web site design and handle any disruptions in the operation of the web site, at no additional cost to us.

     Until we have sufficient funds to hire our own technical personnel, which we expect to occur following ten months from the date our web site begins to operate, we will be required to engage the services of a third party to develop and implement any enhancements to our web site. We anticipate that the total cost to us of such services will be $80,000.

EXPECTED PURCHASES OF SIGNIFICANT EQUIPMENT

     Our significant equipment purchases are limited to computer hardware. Our agreement with InfoStream and the cash and non-cash compensation described above include the purchase of a single computer. This computer is required for the development of our web site and thereafter, for operation of our web site. We may purchase up to three more computers, at a cost of $6,000 each, within the next 12 months. We will also purchase personal computers, at a cost of $1,500 per machine, for each additional employee we hire after June 1999.

SIGNIFICANT CHANGES IN NUMBER OF EMPLOYEES

     As of June 29, 1999, we had two employees. We may hire up to nine additional employees by the end of our first 12 months of operations. These additional employees, if hired, may serve in any of the following capacities: upper management; marketing and promotion; administration; and web site technicians.

NO PROCEEDS FROM THE SALE OF SHARES

     We will not receive net cash proceeds from the sale of our Class A shares. Up to 7,500,000 Class A shares will be distributed to members for deemed consideration of $.0001 per share, or a total of $750. Up to 12,500,000 Class A shares will be distributed to members that redeem their discounts, or BBBucks, for shares, at the equivalent of $.05 per share. Since discounts accrued will constitute liabilities owed by us to our members, the redemption by members of accrued discounts for Class A shares will discharge this outstanding liability to those members. If a member chooses to purchase shares with accrued discounts, we will not be obligated to provide a gift certificate, a charitable donation or cash upon such redemption, and that member's accrued discounts will be reduced accordingly.

YEAR 2000 COMPLIANCE

     We are currently assessing the year 2000 readiness of the software, computer technology and other services we may use which may not be year 2000 compliant. At this time, we have not yet developed a contingency plan to address situations that may result if we or any of our affiliated retailers or their tracking services is unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be substantial in relation to our limited financial resources, particularly if such a plan is needed during the first 12 months of operations of our shopping mall. We will also depend on the year 2000 compliance of the computer systems and financial services used by our members. A significant disruption in the ability of members to access the Internet or any portions of it reliably or to use their credit cards online would have a substantial adverse effect on the use of our shopping program, our business and our financial results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal periods beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is the type of hedge transaction. We anticipate that due to our limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants, in conjunction with the Financial Accounting Standards Board, issued SOP 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Because we have expensed these costs historically, we do not expect the adoption of this standard to have a significant impact on our results of operations, cash flows or financial position.

     In March, 1998, the American Institute of Certified Public Accountants, in conjunction with the Financial Accounting Standards Board, issued SOP No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1, which is effective for fiscal years beginning after December 15, 1998, requires that computer software costs that are incurred in the preliminary project stage (as defined) be expensed as incurred. Costs incurred subsequent to this stage, meeting certain criteria, are to be capitalized. Since most of these costs will be capitalized, we do not expect the adoption of this standard to have a significant impact on our results of operations, cash flows or financial position.

                                    BUSINESS

     We are developing an Internet-based shopping mall through which consumers will be able to make purchases from a carefully selected group of retailers that offer the products and services most in demand among online shoppers. We will offer discounts on merchandise purchased through our web site from our affiliated retailers to those who register as members of our shopping program. Accumulated discounts, or BBBucks, will be redeemable at the option of each member of our shopping mall for rewards of cash, gift certificates, or charitable donations. BBBucks will also be redeemable by members for up to 12,500,000 Class A shares on a first come, first served basis, as described elsewhere in this prospectus. Our web site and related software are being designed to feature ease of use, privacy and security. In developing our shopping mall, we intend to capitalize on the extraordinary growth in consumer shopping online that is currently taking place and is projected to continue over the next several years.

OVERVIEW OF INTERNET-BASED RETAILING

     GROWTH OF ONLINE RETAILING

     Our online shopping mall is being developed to take advantage of the enormous growth currently taking place in electronic consumer commerce. This growth parallels the growth in Internet access generally. The number of Americans with Internet access in November 1997 was 56 million, for example, or approximately 21% of the U.S. population. This number grew to approximately 73 million, or 26% of the population, in October 1998 and then to approximately 93 million, or roughly 34% of the population, in April 1999.

     Dramatic growth in online consumer purchasing is likewise predicted for 1999. In 1998, approximately 16.8 million Americans made at least one purchase via the Internet. This figure is expected to increase more than two-fold in 1999, to 36 million. Similarly, the number of consumers making purchases during the October through December holiday period is estimated to increase more than three-fold, from 7.8 million in 1998, to approximately 24 million in 1999. Total dollars spent by consumers shopping online during the 1999 holiday season is expected to increase substantially from the estimated $3 to $4 billion consumers spent during the 1998 holiday season. Estimates of subsequent growth in retail purchases online are even more dramatic. Industry sources predict that by the year 2002, over 63 million Americans, or approximately 24%, of American consumers at least 14 years old, will be making purchases online.

     INTERNET RETAIL CHANNELS

     In order to meet this growing demand, both the number of retailers and the variety of goods and services they offer have grown substantially. The primary types of online retailers may be referred to as direct retailers and aggregators.

     Direct retailers are companies that sell merchandise from their own web sites directly to consumers. These retailers include companies with established brand names, such as Amazon.com, Inc. and R.H. Macy & Co., Inc., and new entrants, whose brand names have yet to be established. Direct retailers include those that sell merchandise or services only on the Internet, such as CDNow, Inc., as well as retailers that sell online and offline, such as Borders, Inc. (which conducts online retail through an affiliate, Borders Online, Inc.) and Staples, Inc.

     Aggregators, such as BonusBoulevard, do not sell merchandise directly to consumers. Instead, aggregators provide consumers access to a network of direct retailers. Aggregators offer access to their network through their own web sites. These web sites are linked electronically to the web sites of the direct retailers in an aggregator's network. Aggregators do not carry inventory or take orders from their members. Instead, their members place orders with the direct retailers participating in the network, and it is the participating retailers that carry inventory, process purchase orders and ship goods to the aggregators' members.

     The primary types of aggregators include:

   --Internet malls, which offer access to direct retailers, but may lack a recognized brand name of their own. Internet malls include ShopNow.com and Shops.com, which is maintained by Mall.com, Inc.;

   --Portals, which are Internet companies that typically have powerful brand names and exceptionally large numbers of online customers. Portals include such well-known web sites as America On-Line, Yahoo! and Microsoft Network. Because of the sheer size of each portal's user base, portals are typically able to command multi-year tenancy fees from retailers. Tenancy fees are fees payable by online retailers to owners of other web sites, such as portals and Internet malls, that electronically link their web sites to that of the retailer. These fees are payable whether or not any sales are generated as a result of the linking of the web sites;

   --Affiliate malls, such as BonusBoulevard, which are Internet malls that set up revenue sharing arrangements with each direct retailer participating in their online shopping malls. Some affiliate malls offer rewards to consumers for purchases made or for completing surveys. Affiliate malls, like Internet malls, may lack recognized brand names or offer a limited variety of merchandise. Examples of affiliate malls are Mypoints.com and ClickRewards; and

   --Charity malls, which are affiliate malls that pass on a portion of their commission revenues to charities.

RETAILER ADVERTISING AND MARKETING ONLINE

     The market for online consumers is highly competitive. As a result, many online retailers have relied on relatively expensive advertising and marketing budgets to compete for customers. A substantial portion of a retailer's advertising and marketing budget may be allotted to offline advertising through print media and television, or to online tenancy fees paid to one or more portals. Tenancy fees, which may cost as much as millions of dollars, are payable by retailers over the life of the tenancy, whether or not the tenancy actually generates revenue for the retailer. Tenancy relationships may have certain drawbacks for retailers. The web sites of certain portals, for example, may feature advertisements for competitors of a tenant-retailer, or portals may offer competing products directly.

     Affiliate relationships, on the other hand, involve a form of marketing based on revenue sharing between a retailer and other web site owners known as affiliates. When an affiliate relationship is established, the affiliate's web site is linked electronically to the web site of a retailer. When prospective customers visit the affiliate's web site, they may choose to be linked to, and then may make purchases at, the retailer's web site. The retailer then pays the affiliate a commission, which ordinarily equals a percentage of the amount of the purchases made. Such purchases are referred to as sales generated by the affiliate for the retailer. Affiliate relationships function as a form of both marketing and advertising because affiliates may post, on their web sites, information about the retailers and their products in a manner designed to entice visitors to hyperlink from the affiliate's web site to those of the retailers for shopping. In contrast to tenancy fees, commissions are payable by retailers to their affiliates only on revenues generated by the affiliate relationship.

     Because of their low cost relative to tenancy fees and other forms of advertising, affiliate relationships have become commonplace on the Internet and are sometimes used in conjunction with other online marketing tools. Amazon.com, for example, is not only a direct retailer but also has approximately 230,000 affiliate relationships.

BUSINESS STRATEGY

     BonusBoulevard's goal is to become a leading online shopping mall featuring goods and services of quality retailers. We intend to achieve our goal by:

   --OFFERING PRODUCTS MOST IN DEMAND. We intend to affiliate with retailers offering the types of merchandise which are most commonly purchased online and known as core products. Currently, core products include books, CDs/music, clothing, computer hardware and software, videos and DVDs.

   --BREADTH AND DEPTH IN PRODUCT OFFERINGS. In addition to core products, we intend to offer as many types of products and as great a variety within each product category as possible.

   --OFFERING MERCHANDISE AND SERVICES OF LEADING RETAILERS. We intend to offer the goods and services of a leading retailer in each category of products most in demand by online shoppers. By leading retailers, we mean retailers with well-respected brand names. Initially, such retailers will participate in our online mall through affiliate relationships. Based on preliminary discussions with many retailers, we believe that we can secure sufficient participation by them to effect our business strategy.

   --CONTINUALLY INVESTING IN WEB SITE INFRASTRUCTURE. We intend to invest in our web site infrastructure on a continuing basis as needed for upgrades, incorporating new features, and keeping pace with developments in Internet technology.

   --OFFERING SUBSTANTIAL REWARDS PROGRAM TO MEMBERS. We believe, that to be successful, our online mall must offer substantial benefits to the online consumer as compared to the benefits of buying online from other aggregators or direct retailers. In order to achieve this, we intend to offer the following benefits:

        --REWARDS/DISCOUNTS. Under our rewards program, we will offer discounts directly to consumers on most items available through our shopping mall. Initially, we expect to offer a 5% discount on most purchases made through us from affiliated retailers. The only exception will be for retailers that pay comparatively low commission rates but sell core products. In such instances, we may pass along to the consumer a discount equal to the full amount of the commission we receive. We believe that our discount percentage is competitive.

        --MEMBER ACCOUNTS & REDEMPTION OPTIONS. Under our rewards program, each member will have a BonusBoulevard account, and discounts earned by that member will be credited to the member's account in the form of BBBucks. Members will have the option of redeeming their BBBucks in cash, gift certificates or charitable donations. The first members to attain certain spending levels will also be entitled to redeem BBBucks for Class A shares, as described more fully elsewhere in this prospectus.

        --SIMPLICITY OF REWARDS PROGRAM. The percentage discount given to consumers will be the same across as many product categories as possible. Our rewards program should therefore be easy for consumers to understand.

   --ADOPTING FEATURES THAT ATTRACT AND RETAIN CUSTOMERS. In order to promote shopping through BonusBoulevard, we intend to incorporate certain features in our online shopping mall in addition to offering the most popular products. In order to do so, we have included the following requirements in the design specifications for our web site:

        --EASE OF USE. The web site should be easy for consumers to use and understand. We intend to affiliate only with those retailers whose web sites are also easy to use.

        --QUICK ACCESS TIME. Given that one of the main reasons consumers shop online is to save time, all information on our web should be quickly accessible.

        --FREQUENT UPDATES. Our web site is to be updated frequently to provide timely information concerning members' accounts, additional products and services offered, newly added retailers, and special rewards.

        --SECURITY AND PRIVACY. Information provided by consumers to BonusBoulevard should have a level of security from outsiders which meets industry standards. We will not make information provided to us by consumers available to third parties without the consumers' prior authorization.

   --SPONSORING STOCK DISTRIBUTION. As a means of introducing a large number of prospective customers to our online shopping mall, we intend to distribute an aggregate of 20 million Class A shares. Of these shares, 7,500,000 will be given to those who register as members, those members who refer other members and as a reward for making an initial purchase through our web site. The remaining 12,500,000 shares will be given to those who become members of our mall and redeem discounts or BBBucks by achieving preset spending levels and then redeeming those BBBucks for shares. In each case, shares will be awarded on a first come, first served basis. We have adopted this stock distribution plan program in light of the success other online businesses have had using stock giveaways as a means of generating substantial traffic at their web sites and enlisting members within relatively short periods of time. All shares subject to our stock distribution are being registered with the SEC pursuant to the Registration Statement of which this prospectus is a part. See "Plan of Distribution."

   --ADOPTING FEATURES THAT ATTRACT AND RETAIN QUALITY RETAILERS. After careful consideration of the needs of online retailers, we plan to include the following features in our online mall:

        --EXCLUSIVITY. We will grant each participating retailer the opportunity to be promoted on an exclusive basis by us at our web site in the affiliate's main product category. Retailers offering competitive products will not be permitted to sell through BonusBoulevard or to purchase advertising space at our web site.

        --SIZE OF CUSTOMER BASE. By using the stock distribution plan set forth in this prospectus and providing a quality online shopping experience to consumers, we believe we will develop a substantial customer base which will benefit participating retailers.

        --DISCOUNTS OFFERED BY US, NOT RETAILERS. Retailers will not have to offer or keep track of rebates or discounts, as all rewards will be offered and managed by BonusBoulevard. Because we will keep track of discounts earned and provide all rewards, retailers will not appear to be undercutting themselves by participating in our online mall.

        --COMPARATIVELY INEXPENSIVE ADVERTISING. Tenancy fees, which are charged by portals and certain other web site owners, are payable by retailers regardless of the amount of business generated by the tenancy. In order to participate in our online mall, on the other hand, retailers need only pay commissions on sales we generate for them.

     The features of our business strategy described above are intended to be implemented during the first stage of our operations. Once our customer base and revenues are substantial, we intend to enhance our online shopping program by taking the following steps:

        --ADVERTISING ONLINE AND OFFLINE. We intend to advertise online and through other media in order to build our brand name and further increase our membership and revenues.

        --PROVIDING ENHANCED DISCOUNTS. As our customer base and revenues grow, we will consider offering enhanced discounts and rewards.

        --FORMING STRATEGIC ALLIANCES. We intend to enter into strategic alliances with providers of online services beneficial to our customers.

        --SPONSORING SPECIAL PROMOTIONS. We intend to sponsor special promotions for both members and non-members.

It is unlikely that we will be able to implement these potential enhancements to our online shopping program unless we secure substantial funds from third parties.

MEMBERSHIP IN BONUSBOULEVARD

     REGISTRATION; COMPANY WEB SITE; MEMBER ACCOUNTS

     When a prospective customer visits our web site, www.BonusBlvd.com, the customer should find a clear, user friendly display identifying the participating retailers along with instructions for registering as one of our members. At the time of registration, a user name and password will be established for each member and an account will be opened in the member's name. To be eligible to receive rewards, each member will be required to input his user name and password when visiting our web site. This information will make it possible to track each member's purchases, discounts accrued and rewards earned and claimed. After inputting his user name and password, a member will be able to make purchases from participating retailers, check his account, select rewards, review his detailed account history, and view all other information available at our web site.

     We intend to make available to members an array of additional information at our web site. This information will include: Member account history; instructions for redeeming rewards; a description of our stock distribution plan and any other promotional programs; general information about BonusBoulevard; descriptions of our participating retailers; and copies of our filings with the SEC.

     When a member qualifies to receive Class A shares as part of our stock distribution plan, the number of shares for which the member qualifies will be recorded in his account. This information will be updated each time the member qualifies for additional shares. No person will be required to acquire any shares of our stock as a condition to becoming a member or making purchases through our online shopping program.

     SHOPPING THROUGH BONUSBOULEVARD; DISCOUNTS; REDEMPTION

     Once a consumer registers as a member of BonusBoulevard, we will keep records of all transactions between the member and our participating retailers. Each time a member makes a purchase through BonusBoulevard's website, the following information will be entered in the member's account:

        --Identity of purchasing member
        --Date of purchase
        --Dollar amount of purchase
        --Retailer from whom purchased
        --Order/tracking number

     Member accounts will also show the dollar amount of all discounts accrued. This dollar amount will be reflected in the member's account as BBBucks. The discount on any given purchase will equal a percentage of the purchase price, exclusive of taxes and shipping and handling charges. If, for example, a member were to purchase an item for $100, and the applicable discount were 5%, then the member's account would reflect 5 BBBucks.

     A member will be entitled to redeem BBBucks after their account reaches a minimum amount to be set by us. Each member will have the option to continue accruing BBBucks before redeeming them for rewards. BBBucks will be redeemable by each member, for any of the following rewards, at the member's option: Cash; gift certificates; charitable donations to be made in the member's name; or, under the circumstances described elsewhere in this prospectus, Class A shares. Any member who chooses to use BBBucks to make a charitable donation will be able to select from a list of charities participating in our rewards program. In contrast to charitable donations made by certain charity malls, each charitable donation made under our rewards program will constitute a charitable donation made by the member, rather than BonusBoulevard. We will arrange for members to receive documentation required for income tax purposes in electronic form.

     Based on our research, we believe that our rewards program, including our discount percentage, is competitive with the rewards available from other online shopping malls. It is our intention to monitor the discounts offered by our competitors on a continuing basis so that we can, if feasible, keep our discount rate at a competitive level. We intend to enhance our rewards program as our customer base and revenues grow. See "Business Strategy."

TRACKING MEMBER INFORMATION

     To ensure that all members receive the proper discounts on a timely basis and that we receive the correct amount of commissions due to us from our participating retailers, we will need to receive certain information as to each purchase made by a member through BonusBoulevard. See "Business -- Membership in BonusBoulevard -- Shopping Through Bonus Boulevard; Discounts; Redemption." In some cases, BonusBoulevard will obtain this information directly from some of the participating retailers. Instead of keeping track of such information themselves, other online retailers contract with third party service providers to track and report such information. In either case, the information may not be available to us for as much as 36 hours after a purchase is completed, as retailers typically collect and provide such information only once each day. A purchase is completed when the member's credit card is charged or some other form of payment is accepted by the retailer.

     In order for us to receive all required information concerning member purchases on a daily basis, the software developed for our web site must be able to communicate with the web sites of our participating retailers and their tracking services. See "Business -- Web Site and Software Development."

     We do not expect to incur any costs of communicating online with retailers or tracking services other than the development costs of the related web site software.

WEBSITE AND SOFTWARE DEVELOPMENT

     In May 1999, our executive officers entered into an agreement with InfoStream Solutions, LLC ("InfoStream"). This agreement, which was assigned to us in June 1999, provides for Infostream to design our web site and related software, including system architecture. InfoStream is a privately-held company that specializes in providing development and consulting services for computer systems and related software. InfoStream's professional staff has substantial experience in developing computer systems using database technologies for businesses in a variety of industries, including telecommunications, biotechnology, financial services and manufacturing. InfoStream was organized in the State of New Jersey in December 1997. Its principal offices are located in Philadelphia, Pennsylvania.

     The agreement between BonusBoulevard and Infostream, as assigned to us and amended in June 1999 (the "InfoStream Agreement"), requires InfoStream to develop a web site that will link BonusBoulevard's website to the web sites of our affiliated retailers, be easy for members to use, and quickly load on any commercially available Internet browser. Under the InfoStream Agreement, "easy to use" encompasses ease in:

        --Linking to BonusBoulevard's affiliated retailers;

        --Accessing information about each of our affiliated retailers;

        --Accessing information summarizing our rewards program;

        --Accessing member account information, including purchasing history, redemption options and ownership of shares in BonusBoulevard; and

        --Accessing information about our stock distribution plan.

     The InfoStream Agreement also requires InfoStream to deliver a software system that credits BBBucks, or discounts, to each member's account, after that member makes a purchase from any of our affiliated retailers. For this to be accomplished, our software design is required to have the capacity to incorporate detailed information provided by our affiliated retailers or their tracking services. See "Tracking Member Information."

     We will be the sole owner of the web site design and all related software developed for us by InfoStream.

     We have agreed to compensate InfoStream for the design and development of our web site in a combination of cash and stock, some of which can be redeemed by us. See "Principal Shareholders" and "Certain Transactions." The InfoStream Agreement requires that the web site design and related software be completed and operational no later than September 30, 1999.

SOURCES OF REVENUE

     COMMISSIONS

     During the first stage of our operations, our revenues will be derived primarily from commissions paid by participating retailers. Commissions will be payable to us only if a member links from our web site to that of a participating retailer and completes a purchase while at the retailer's web site. If a member makes a purchase after going to a participating retailer's web site directly, without having been linked to that web site from our web site, we will not be entitled to receive a commission.

     Not all online retailers have the same commission structure. Some retailers pay affiliates a single commission rate on all sales generated by the affiliate, regardless of the total amount of such sales. Other online retailers pay commissions on a sliding scale, with the rates increasing in accordance with the dollar amount of sales generated by the affiliate relationship. CDNow, for example, currently pays commissions ranging from 7%, for single sales generated by an affiliate during any month, to 15%, for monthly sales generated in excess of $17,000. With the different commission structures in mind, we estimate that average commissions payable to BonusBoulevard by its affiliated retailers will initially be 7.5% of the amount of member purchases, excluding sales tax and shipping and handling charges. Our estimates are based on our review of the commission rates currently available from online retailers, the exclusive opportunity we will provide to each of our affiliated retailers to be promoted by us in its main product category, and the average number and average dollar amount of purchases that each member makes from affiliated retailers.

     Our income derived from commissions will be net of the "discount" to be credited by us to members on most purchases.

     FUTURE SOURCES OF REVENUE

        --Tenancy/Placement Fees. Tenancy or placement fees are fees payable by online retailers to the owners of other web sites, such as Internet shopping malls, that electronically link their web sites to the web site of the retailer. Whereas commissions are payable by online retailers only on sales generated by an affiliate, tenancy fees are payable whether or not any sales are generated as a result of the linking of the web sites. Tenancy fees are less common than affiliate commissions. Only the web sites that have the greatest amount of Internet traffic are able to command substantial tenancy fees. BonusBoulevard will not be able to charge tenancy fees unless and until we establish a large and loyal membership base. We cannot assure you that we can accomplish this quickly, if at all, following commencement of our operations.

        --Advertising Revenue. Currently, the most prevalent form of advertising on the Internet is the use of banner ads. Banner ads take the form of a small window dedicated to the advertiser at the web site of another party. At the window, a message or other advertisement is displayed for visitors to the web site. In exchange for the right to place an advertisement at the dedicated window, the advertiser pays a fee to the web site owner. Fees payable for banner ads are based either on the number of impressions, that is, the number of visitors to the web site that view the ad, or the number of visitors that click on the banner ad, thus connecting to another web site, typically a web site of the advertiser. We do not expect to collect revenue for banner ads during the first stage of our operations, as we will not have a large enough customer base. We may provide free banner ads to online retailers that enter into affiliate relationships with us upon commencement of our operations, as a means of rewarding retailers that participate in our Internet shopping mall from the outset.

MARKETING

     BonusBoulevard's Chief Executive Officer and our Chief Operating Officer currently handle all of our marketing activities. Upon receipt of at least $350,000 in venture capital or other third-party financing, we intend to hire two additional employees who will share responsibility for marketing our online shopping mall to prospective members and participating retailers.

     During the initial phase of our operations, we will select participating retailers based on a number of criteria. The most important of these criteria are the value of the retailer's brand name, the quality and price of each retailer's merchandise, the commission structure offered by each retailer to prospective affiliates, and the quality of the retailer's web site and policies concerning customer service, merchandise returns and privacy and security.

     We intend to attract online retailers on the basis of free advertising, the opportunity to be promoted by us exclusively in the retailer's main product category, and the fact that we will offer and manage all discounts and rewards to consumers. At the same time, we will market our online shopping program to prospective members through the quality of our web site, the quality of our rewards program, our stock distribution and special promotions.

     Once we have a substantial number of members generating a significant amount of revenues to participating retailers, we expect to retain our retail affiliates and attract new affiliates based on the size of our membership and the revenues our members generate. We expect to retain existing members and attract new ones based on ease and security of use of our online services and rewards program, special promotions, and the expanded number of products available for purchase from quality retailers.

COMPETITION

     Although relatively new and rapidly evolving, retailing through the Internet is intensely competitive. Competition for members and purchasers is not only intense, but expected to increase significantly in the future. At the same time, barriers to entry are low, if not insubstantial. We will compete not only with direct retailers, but with all types of aggregators as well. See "Business
- Overview of Internet-Based Retailing."

     We believe that the principal competitive factors for companies seeking to create online shopping malls utilizing affiliate relationships are:

        --a large membership base;
        --web site functionality;
        --brand recognition for the mall and its affiliated retailers; --member loyalty; and
        --open access for visitors.

We will compete for customers and members not only with other online shopping malls, but also with portals and to some extent, direct retailers.

     We may also face competition in the future from Web directories, search engines, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that attempt to or establish online shopping malls by developing their own communities or acquiring malls of a competitor.

     In contrast to BonusBoulevard, our competitors have longer operating histories in the Internet marketplace, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Our competitors are able to undertake more extensive marketing campaigns for their brands and services and make more attractive offers to potential employees, affiliated retailers, and third-party content providers. We cannot assure you that we will be able to compete successfully against our competitors either upon commencement of our operations or thereafter or that our competition will not have a material adverse effect on our business prospects, results of operations and financial condition.

GOVERNMENT REGULATION

     We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally or directly applicable to electronic commerce. Although there are few laws and regulations at the present time applicable to commerce on the Internet, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws and regulations, if adopted, may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and security of information. Continued growth of electronic commerce may also prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. While the Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties, we have adopted a policy against providing personal information regarding our members to third parties without members' prior authorization. The adoption of such consumer protection laws could create uncertainty in Internet usage and reduce the use of our online shopping program.

     A number of proposals have been made at the federal, state and local levels that could impose additional taxes on the sale of goods and services over the Internet, and several states have taken measures to tax Internet-related activities. The imposition of additional taxes on Internet commerce could have a substantial, adverse effect on our business and financial results. See "Risk Factors - We May Be Required To Collect Sales Tax And Incur Related Costs."

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. Most of these laws were adopted prior to creation of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce use of our online shopping program or increase the cost of doing business as a result of increased service delivery and/or litigation costs.

     The feature of our rewards program that allows members to apply discounts accrued in their accounts to charitable donations may subject us to the laws and regulations of several states governing the solicitation of charitable contributions. We do not believe that compliance with such laws and regulations will have a material, adverse effect upon our business or financial results.

EMPLOYEES

     We currently have two employees, our Chief Executive Officer and our Chief Operating Officer. We do not currently plan to hire additional employees until we receive venture capital or other third party financing in the amount of at least $350,000. At such time, we intend to hire at least two additional employees. See "Plan of Operation."

INTELLECTUAL PROPERTY RIGHTS

     Under the terms of the InfoStream Agreement, we will own the web site design and related software being developed by InfoStream for our online shopping mall. See "Business -- Web Site and Software Development." We have filed an application with the United States Patent and Trademark Office to register our service marks, BonusBoulevard, BonusBlvd.com and BBBucks.

FACILITIES

     We lease approximately 100 square feet on a month-to-month basis at 55 West 19th Street, 4th floor, New York, New York 10011. This space is the location of our principal executive offices. We will be required to acquire larger space in the event that we hire additional employees. See "Plan of Operation."

ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the Class A shares offered pursuant to this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Descriptions contained in this prospectus relating to any contract or other document are not necessarily complete, and these descriptions are qualified in all respects by reference to the full text of the related contract or document.

     Our registration statement, and the exhibits and schedules thereto, may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of our registration statement may be obtained at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W. Washington D.C. 20545 or by calling the SEC at 1-800 SEC-0300. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Following this offering, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, and we intend to furnish to our shareholders annual reports containing audited financial statements. We may also furnish to our shareholders interim reports as we deem appropriate.

     When we qualify statements in this prospectus with the word "believe," unless otherwise indicated, we are basing our belief on the knowledge and experience of our personnel and advisers. We have obtained the statistical information included in this prospectus from publications we deem reliable and with which we have no relationship.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our directors and executive officers and their respective ages as of July 2, 1999 are as follows:

                                            POSITIONS
              NAME                 AGE      HELD SINCE                      POSITION(S)
              ----                 ---      ----------                      -----------
     David Brous, Jr.              30       June 1999       Director and Chief Executive Officer

     Jonathan F. Morgenstern       30       June 1999       Director, President and Chief Operating
                                                            Officer

     DAVID BROUS, JR. Together with Jonathan F. Morgenstern, Mr. Brous co-founded BonusBoulevard in February 1999. He has served as a Director and as our Chief Executive Officer since incorporating BonusBoulevard in June 1999. Prior to co-founding BonusBoulevard, Mr. Brous was a Director at VT International, Ltd. ("VT International"), a privately held wholesale concern, where he managed three of VT International's top customer accounts, accounting for approximately 47% of its annual revenue. During the last half of 1998, Mr. Brous was involved in structuring the sale of VT International. Mr. Brous received a Masters of Business Administration degree from Columbia University in 1994 with a concentration in Finance, Marketing and Management. From 1990 to 1992, Mr. Brous participated in the Management Program at Saks Fifth Avenue. He holds a Bachelor of Arts degree from the University of Pennsylvania.

     JONATHAN F. MORGENSTERN Mr. Morgenstern co-founded BonusBoulevard with David Brous, Jr. in February 1999. He has served as a Director and as our President and Chief Operating Officer since incorporating BonusBoulevard in June 1999. Prior to co-founding BonusBoulevard, Mr. Morgenstern served as a consultant at Synygy, Inc., an incentive compensation consulting company. At Synygy, Mr. Morgenstern was responsible for Synygy's largest client, Schering-Plough Corporation, and focused primarily on client and database management. From 1996 to 1998, Mr. Morgenstern served as an analyst at each of Canus Corporation and Altman Development Corporation, two related real estate development companies. While there, Mr. Morgenstern was instrumental in the development of a 284 unit low-income tax credit project valued at approximately $20 million. Mr. Morgenstern received both a Juris Doctor degree and a Master of Business Administration degree from Villanova University in 1995. He also holds a Bachelor of Arts degree from the University of Pennsylvania.

DIRECTOR COMPENSATION

     Our directors receive no cash compensation for their services as Board members or committee members and are not reimbursed for expenses incurred in connection with attending Board and committee meetings.

EXECUTIVE COMPENSATION

     The following table shows total compensation expected to be paid for the year ended December 31, 1999 to our Chief Executive Officer and Chief Operating Officer. We do not expect to commence paying salaries to these officers until July 1, 1999. We have no other employees.

----------------------------------------------------------------------------------------------------
                                               1999 ANNUAL COMPENSATION              TOTALS
----------------------------------------------------------------------------------------------------
      NAME AND PRINCIPAL POSITION             SALARY              BONUS
----------------------------------------------------------------------------------------------------
David Brous, Jr.
Chief Executive  Officer                      $37,500              $0                $37,500

----------------------------------------------------------------------------------------------------
Jonathan F. Morgenstern, President and
Chief Operating Officer                       $37,500              $0                $37,500

----------------------------------------------------------------------------------------------------

EMPLOYMENT AND CHANGE OF CONTROL CONTRACTS

     We do not currently have any employment agreements with our employees or key personnel. However, Mr. Brous and Mr. Morgenstern have reached an agreement in principle as shareholders with regard to options to purchase each other's shares in BonusBoulevard under certain circumstances and other matters. Under the terms of this shareholders' agreement if either of them leaves BonusBoulevard's employ or resigns as officer and director of BonusBoulevard, he will be prohibited from competing with BonusBoulevard for a period of one year. See "Certain Transactions."

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability to BonusBoulevard of individual directors for certain breaches of their fiduciary duty to us. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected by this provision of our certificate of incorporation. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to BonusBoulevard, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification. Our certificate of incorporation also provides that we will indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Business Corporation Law of New York (the "NYBCL"), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. To the extent that indemnification for liabilities arising under the Securities Act permitted to directors, officers or controlling persons pursuant to our certificate of incorporation and for New York law, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is consequently unenforceable.

                              CERTAIN TRANSACTIONS

     Mr. Brous and Mr. Morgenstern, both of whom are executive officers and directors of BonusBoulevard, were issued 48,000,000 and 32,000,000 shares, respectively, of our Class B voting common stock, par value $.0001 per share, in consideration for their funding our operations to date in the total amount of $36,739. Mr. Brous and Mr. Morgenstern have reached an agreement in principle as shareholders of BonusBoulevard with regard to options to purchase each other's shares in BonusBoulevard under certain circumstances and other matters. Under the terms of this shareholders' agreement, if either of them leaves BonusBoulevard's employ or resigns as officer and director of BonusBoulevard, he will be prohibited from competing with BonusBoulevard for a period of one year.

     In May 1999, Mr. Brous and Mr. Morgenstern, our executive officers and directors, entered into an agreement with InfoStream. This agreement was assigned by these officers to us, with InfoStream's consent, in return for our assuming the officers' obligations under this agreement, immediately after we were incorporated. At the time the agreement was assigned, it was also modified. We refer to this agreement, as assigned to us and modified, as the InfoStream Agreement.

     Under the InfoStream Agreement, we have agreed to compensate InfoStream for its services by a combination of cash, Class B shares and warrants to purchase Class B shares. We have paid InfoStream $15,000 in cash to date and are obligated to pay InfoStream another $10,000 in cash 30 days following InfoStream's completion of our web site design in fully operation form. If InfoStream completes our web site design in fully operational form no later September 30, 1999, we will be obligated to issue to InfoStream Class B shares having a value of $35,000 and warrants to purchase Class B shares having a value of $56,250. The number of shares equaling these amounts will be determined as follows: If we receive third party equity financing on a date which is no later than six months following InfoStream's completion of our web site, then the number of shares issuable outright and the number of shares issuable pursuant to warrants to be issued to InfoStream will be determined on the basis of the terms of that financing. If we do not receive third party equity financing by that date, the number of the shares issuable outright and the number of shares issuable pursuant to warrants will be determined on the basis of the amount of all expenses incurred by us since our inception. The warrants to be issued to InfoStream will be exercisable for a period of ten years commencing on the date which is two years following the date of InfoStream's completion of our web site, provided that the warrants have not been previously redeemed. We will have the right to redeem the warrants issued to InfoStream, in whole or in part, at our election, at any time prior to their exercise. If we elect to redeem any or all of these warrants, we will be required to pay $56,250 plus interest accrued thereon at a rate of 25% per year commencing at the date InfoStream completed our web site as described above. See "Business -- Web Site Design and Development" and "Principal Shareholder."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of June 29, 1999 and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by:

        --each of our officers and directors; and

        --all of our officers and directors as a group; and

        --each person that owns beneficially more than 5% of the outstanding shares of our Class B voting common stock.

     Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to warrants and options that are currently exercisable or exercisable within 60 days of July 2, 1999 are deemed to be outstanding and beneficially owned by the person holding such warrants or options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     Except as otherwise noted below, the persons named in this table have sole voting and investment power with respect to all shares of Class B common stock owned by them.

     Unless otherwise indicated below, the address of each beneficial owner is c/o BonusBoulevard, Inc., 55 West 19th Street, 4th Floor, New York, New York 10011.

--------------------------------------------------------------------------------------------------------------------
                                          Shares of Class B Voting
                                                Common Stock
                                              Beneficially Owned(1)       Percentage of Total Voting Shares(1)
                                          -------------------------       ------------------------------------

                                                                      ----------------------------------------------
        Name of Beneficial Owner                                        Before Offering         After Offering
--------------------------------------------------------------------------------------------------------------------
David Brous, Jr.                                 48,000,000                   60%                    60%

--------------------------------------------------------------------------------------------------------------------
Jonathan F. Morgenstern                          32,000,000                   40%                    40%

--------------------------------------------------------------------------------------------------------------------

-------------

(1) Does not give effect to (a) the potential issuance by BonusBoulvard to InfoStream of certain shares of Class B voting common stock and certain warrants to purchase Class B shares that are issuable to InfoStream upon completion by InfoStream of certain work to be performed under the InfoStream Agreement and (b) the issuance of certain warrants to purchase Class B shares issued to Brown Raysman Millstein Felder & Steiner LLP as compensation for certain legal services to be provided by that firm in connection with this offering.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 25,000,000 shares of Class A redeemable, convertible non-voting common stock, par value $.0001 per share, 275,000,000 shares of Class B voting common stock, par value $.0001 per share, and 150,000,000 shares of preferred stock, par value $.0001 per share. The following summary of certain provisions of our common and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation as amended and restated, and our by-laws, which are included as exhibits to our registration statement.

CLASS A NON-VOTING COMMON STOCK

     As of June 29, 1999, there were no shares of Class A non-voting common stock outstanding.

     NO VOTING RIGHTS. The holders of our Class A shares are not entitled to vote in the election of directors.

     DIVIDENDS. Subject to preferences that may be applicable to any shares of preferred stock issued and outstanding in the future, holders of our Class A shares are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for payment.

     LIQUIDATION. In the event of our liquidation, dissolution or winding up, holders of our Class A shares are entitled to share ratably in all of our assets remaining after payment of liabilities and subject to any preferences that may be applicable to any shares of preferred stock then issued and outstanding.

     PREEMPTIVE AND OTHER RIGHTS. Holders of Class A shares have no preemptive or other subscription or conversion rights. All Class A shares outstanding upon completion of this offering will by fully paid and non-assessable, subject to the provisions of Section 630 of the Business Corporation Law of New York. Under this Section, our ten largest shareholders will be personally liable for unpaid wages and debts to our employees if our capital stock is not listed on a national securities exchange or an affiliated securities association. We have agreed to indemnify our ten largest shareholders in the event they incur personal liability under this provision of New York law.


     LOCK-UP AND REDEMPTION. A recipient of Class A shares in the offering will be subject to a lock-up for a period of three years. During this period, holders of Class A shares distributed in the offering may not, directly or indirectly, sell, transfer, offer, pledge, grant any option to purchase or otherwise dispose of any Class A shares. The three-year lock-up period begins on the effective date of our registration statement and expires three years following this effective date; except that the lock-up period will terminate earlier, (i) on the date on which we list our Class B shares either on any national securities exchange or on NASDAQ or (ii) on the date on which we elect to redeem any Class A shares, after a liquidity event occurs. If we redeem some, but not all, of the Class A shares, the lock-up period will expire only as to the Class A shares we redeem. A liquidity event will occur when:

        --we sell all or substantially all of our assets;

        --we merge into another entity, except if we merge for the purpose of changing the state of our incorporation; or we obtain funding from a third party, whether privately or through another public offering of securities, in the minimum amount of $500,000.

        --our receipt of outside funding, whether from private sources or through another public offering of our securities, in the minimum amount of $500,000.

We have the option, when a liquidity event occurs, to redeem all or any portion of the Class A shares distributed in this offering at a price per share determined by dividing the total consideration payable upon such liquidity event by the total number of shares of common stock of all classes outstanding on the date such liquidity event occurs. In the event that we redeem some but not all of the Class A non-voting shares, we will redeem shares from each Class A shareholder on a pro rata basis. If we elect to redeem your shares, we will pay you cash in the amount of the redemption price for each Class A share redeemed by us from you at the time of such redemption. If we do not elect to redeem all of your Class A shares upon the occurrence of a liquidity event, we may elect to redeem any remaining portion of your Class A shares upon the occurrence of one or more additional liquidity events up until the expiration of the three-year lock-up period. If we have not redeemed all of your Class A shares upon expiration of the lock-up period, the restrictions on the transferability of your shares set forth above will expire. All members who register at our web site will be required to acknowledge, upon registration, that they accept and agree to the lock-up and redemption provisions applicable to their Class A shares.

     We will give notice of any redemption of Class A shares by e-mail, or in any other manner as may be required by law, not less than 30 days prior to the applicable date of redemption, to each holder of record of Class A shares at the close of business on the day before the date of the redemption notice at the e-mail or other address last provided to us by the holder. The redemption notice will specify the percentage and number of Class A shares to be redeemed, the date fixed for redemption, the redemption price per share and the address to which payment of the redemption price will be mailed. When we give a redemption notice, we will be required to redeem the Class A shares covered by the notice on the date for redemption stated in the notice. If we redeem less than all outstanding Class A shares, we will redeem a set percentage of shares from each holder determined by resolution of our board of directors. At any time on or after a redemption date, holders of record of Class A shares will be entitled to receive the redemption price per share upon cancellation of their shares on our book-entry share register. If less than all outstanding Class A shares are redeemed, the number of Class A shares of each holder will be reduced to reflect the number of Class A shares held of record by that holder after we redeem shares. All Class A shares redeemed by us will become authorized but unissued Class A shares.

     If we do not redeem all Class A shares by the end of the lock-up period and we list our Class B shares on any national securities exchange or on NASDAQ, each Class A share will be (i) automatically converted into one Class B voting share and (ii) listed on that exchange. As a result, you will have voting shares that are listed for trading.

CLASS B VOTING COMMON STOCK

     As of June 29, 1999, there were 80,000,000 shares of Class B voting common stock outstanding. All of these shares were held of record by our two executive officers. We will also issue Class B shares to InfoStream upon the occurrence of certain events, as described more fully elsewhere in this prospectus. We also have reserved 150,000,000 Class B shares for issuance upon conversion of our preferred stock in the event that any shares of preferred stock are issued in the future. See "Principal Shareholders" and "Certain Transactions."

     VOTING RIGHTS. The holders of Class B shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Holders of Class B shares are not entitled to cumulative voting rights with respect to the election of directors.

     DIVIDENDS. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of Class B shares are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for payment.

     LIQUIDATION. In the event of our liquidation, dissolution or winding up, holders of both our Class A shares and our Class B shares are entitled to share ratably in all of our assets remaining after payment of liabilities, subject to any preferences applicable to any shares of preferred stock then issued and outstanding.

     PREEMPTIVE AND OTHER RIGHTS. Holders of Class B shares have no preemptive or other subscription or conversion rights.

PREFERRED STOCK

     We are authorized to issue up to 150,000,000 shares of preferred stock, par value $.0001 per share. Our certificate of incorporation, as restated, grants us the authority to issue, from time to time, any class or series of preferred shares. Our board of directors has the authority, under our certificate of incorporation, to establish and designate any series of preferred shares and to fix the number of shares included in each such series. Accordingly, our board has the discretion, without shareholder approval, including your approval as a holder of Class A shares, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could negatively affect the liquidation, dividend and other rights applicable to your Class A shares. In the event shares of our preferred stock are issued, these shares could be used, under certain circumstances, as a way to discourage, delay or prevent a change in control which, in turn, could discourage bids for our shares and prevent shareholders from receiving the maximum value for their shares as well as the variations in the relative rights, preferences, and limitations as between series, subject to certain limitations. No shares of preferred stock are issued and outstanding and no series of preferred stock has been designated.

TRANSFER AGENT AND REGISTRAR

     We currently act as our own transfer agent and registrar for our common stock. Our address is 55 West 19th Street, 4th Floor, New York, New York 10011 and our telephone number is (212) 414-2115. Record ownership of shares shall be made by bookkeeping entry only. A member will receive confirmation of ownership in our uncertificated securities by e-mail.

                              PLAN OF DISTRIBUTION

     The securities are being offered by us through our web site. No selling discounts, commissions or other form of remuneration will be paid in connection with the offering. We intend to engage the services of a registered broker or dealer in each state that requires that a registered broker or dealer act on behalf of a company selling its own securities in that state.

     We will distribute one Class A share to each of the first 5,500,000 members of our online shopping mall. We will also distribute 1,000,000 Class A shares to members based upon their referrals of new members to our web site. Each time a new member lists an existing member as the referring party in the new member's registration at our web site, we will distribute one share to the referring member. Another 1,000,000 Class A shares will be distributed in lots of five shares each to the first 200,000 members who make a purchase of any amount through our online shopping mall. These 7,500,000 shares will be distributed in the offering for a deemed consideration of $.0001 per share, or total consideration of $750.

     The remaining 12,500,000 Class A shares to be distributed in the offering may be purchased by members solely upon redemption of BBBucks accrued to their accounts, as follows: The first 100,000 members that elect to redeem $5 in BBBucks for Class A shares will each receive 100 shares. The first 5,000 members that elect to redeem $25 in BBBucks for Class A shares will each receive 500 shares. The price at which Class A shares may be purchased with accrued BBBucks has been established by us without obtaining an independent appraisal. This price has no relationship to the book value per share, our earnings, or other generally accepted measurement of value. See "Plan of Operation" and "Business-- Membership in BonusBoulevard--Shopping Through BonusBoulevard; Discounts; Redemption."

     We plan to publish the final prospectus, as included in the registration statement when it becomes effective, on the Internet at our web site, www.BonusBlvd.com. We will only offer the Class A shares included in this offering to those members who consent to electronic delivery of our final prospectus in this manner.

     The Class A shares will not be represented by share certificates. We will record ownership of shares by bookkeeping entries only. Each member owning shares will receive confirmation of ownership of our uncertificated securities by e-mail. Information about share ownership will also appear in each member's account, which will be accessible from out web site.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. The Class A shares to be distributed in this offering are subject to a lock-up for a period which begins on the effective date of our registration statement and expires three years after the effective date or on any earlier date on which we redeem the Class A shares following the occurrence of a liquidity event. The lock-up and our right to redeem the Class A shares are more fully described elsewhere in this prospectus. During the lock-up period, you will not be able, directly or indirectly, to offer, sell, transfer, pledge, grant any option to purchase or otherwise dispose of your Class A shares. We do not currently intend to list the Class A shares or any other BonusBoulevard securities on any stock exchange. Accordingly, there will be no trading market for the Class A shares during the lock-up period, and we cannot assure you that an active trading market will develop for these securities, or if developed, be sustained, after the lock-up period expires.

     Upon completion of this offering, we will have 20,000,000 Class A shares outstanding. The shares, if not redeemed by us, could be available for resale immediately upon the expiration of the lock-up period described above. At that time, the Class A shares will be freely transferable without restriction under the Securities Act of 1933, except for any shares held by an "affiliate" of BonusBoulevard (as the term affiliate is defined by the rules and regulations issued under the Securities Act), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under Sections 721 through 725 of the Business Corporation Law of New York ("NYBCL"), we have broad powers to indemnify our directors, officers and other employees. These sections (1) provide that the provisions of the NYBCL regarding statutory indemnification and advancement of expenses are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he in fact personally gained a financial profit or other advantage to which he was not legally entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (4) permit the advancement of litigation expenses upon receipt of an undertaking from the director or officer to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the NYBCL, our by-laws provide that we will indemnify our officers and directors, as such, to the fullest extent permitted by applicable law and that expenses reasonably incurred by any of our officers or directors in connection with a threatened or actual action or proceeding will be advanced or promptly reimbursed by us in advance of the final disposition of such action or proceeding upon receipt by us of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article SIXTH of our certificate of incorporation provides that (a) we will, to the fullest extent permitted by Article 7 of the NYBCL, indemnify any and all persons whom we have the power to indemnify under Article 7 of the NYBCL from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Article 7 of the NYBCL and (b) the indemnification provided for in Article SIXTH of our certificate of incorporation will not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by Article 7 of the NYBCL, as to action in any capacity in which such person served at our request.

     Article SEVENTH of our certificate of incorporation also provides that the personal liability of our directors is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL.
Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity; provided that no such provision may eliminate or limit: (i) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL, or (ii) the liability of any director for any act or omission prior to the adoption of the relevant provision in the corporation's certificate of incorporation.

     We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The legality of the common stock offered hereby will be passed upon for BonusBoulevard by Brown Raysman Millstein Felder & Steiner LLP, New York, New York.

                                     EXPERTS

     The financial statements of BonusBoulevard for the period from February 1, 1999 to June 29, 1999 included in this prospectus and registration statement have been audited by Berenson & Company LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report................................................F-2
Balance Sheet...............................................................F-3
Statement of Operations.....................................................F-4
Statement of Stockholders' Equity...........................................F-5
Statement of Cash Flows.....................................................F-6
Notes to Financial Statements ..............................................F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
BonusBoulevard, Inc.
New York, NY

We have audited the accompanying balance sheet of BonusBoulevard, Inc. (a company in the development stage) as of June 29, 1999 and the related statements of operations and cash flows for the period from February 1, 1999 (inception) through June 29, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BonusBoulevard, Inc. as of June 29, 1999 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.



New York, NY
July 2, 1999

                              BONUSBOULEVARD, INC.
                      (a Company in the Development Stage)

                                  BALANCE SHEET

                                  JUNE 29, 1999

                                     ASSETS
Current assets:
         Cash                                                                  $    100
         Prepaid expenses                                                           992
                                                                               --------
                  Total current assets                                            1,092

Deferred offering costs (note 5)                                                 50,000
Computer software costs (note 6)                                                 15,000
Computer hardware                                                                 5,952
                                                                               --------

                        Total assets                                           $ 72,044
                                                                               ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accrued expenses                                                      $ 45,000
                                                                               --------

Commitment (note 7)

Stockholders' equity:
         Preferred stock, $.0001 par value, 150,000,000 shares authorized;
             none issued and outstanding
         Common stock, nonvoting, $.0001 par value, 25,000,000
             shares authorized; none issued and outstanding
         Common stock, voting, $.0001 no par value, 275,000,000
             shares authorized; 80,000,000 shares issued and outstanding          8,000
         Additional paid-in capital                                              28,739
         Deficit accumulated during development stage                            (9,695)
                                                                               --------
                                                                                 27,044
                                                                               --------
                                                                               $ 72,044
                                                                               ========

    The accompanying notes are an integral part of the financial statements.

                              BONUSBOULEVARD, INC.
                      (a Company in the Development Stage)

                             STATEMENT OF OPERATIONS

                FOR THE PERIOD FROM FEBRUARY 1, 1999 (INCEPTION)
                              THROUGH JUNE 29, 1999

Costs and expenses:

         General and administrative                                    $ 8,342

         Selling                                                         1,353
                                                                       -------

Net loss                                                               $(9,695)
                                                                       =======





    The accompanying notes are an integral part of the financial statements.

                              BONUSBOULEVARD, INC.
                      (a Company in the Development Stage)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                FOR THE PERIOD FROM FEBRUARY 1, 1999 (INCEPTION)
                              THROUGH JUNE 29, 1999

                                                          Common stock,      Common stock,                    Accumulated
                                     Preferred stock        Nonvoting            Voting         Additional   deficit during
                                    ----------------      -------------      ----------------    Paid-in      development
                                    Shares    Amount    Shares     Amount    Shares    Amount    capital         stage        Total
                                    ------    ------    ------     ------    ------    ------    -------         -----        -----
Inception, February 1, 1999           --      $ --        --       $ --         --     $ --                    $  --        $

Issuance of common stock,
    voting, on June 10, 1999          --        --        --         --   80,000,000    8,000     28,739          --         36,739

Net loss                              --        --        --         --         --       --                     (9,695)      (9,695)
                                     ----     -----      ----      -----  ----------   ------                  -------      -------
Balance, June 29, 1999                --      $ --        --       $ --   80,000,000   $8,000     28,739       $(9,695)     $27,044
                                     ====     =====      ====      =====  ==========   ======     ------       ========     =======





    The accompanying notes are an integral part of the financial statements.

                              BONUSBOULEVARD, INC.
                      (a Company in the Development Stage)

                             STATEMENT OF CASH FLOWS

                FOR THE PERIOD FROM FEBRUARY 1, 1999 (INCEPTION)
                              THROUGH JUNE 29, 1999

Cash flows from operating activities:
         Net loss                                                          $ (9,695)
         Adjustments to reconcile net loss to
           net cash used from operating activities:
               Change in assets and liabilities:
                  Prepaid expenses                                             (992)
                                                                           --------
                       Net cash used by operating activities                (10,687)
                                                                           --------

Cash flows used by investing activities:
         Capital expenditures                                               (20,952)
                                                                           --------

Cash flows from financing activities:
         Issuance of common stock                                            36,739
         Deferred offering costs                                             (5,000)
                                                                           --------
                  Net cash provided by financing activities                  31,739
                                                                           --------

Net increase in cash                                                            100

Cash, beginning of period                                                       --
                                                                           --------

Cash, end of period                                                         $   100
                                                                            =======

Supplemental disclosure of noncash financing activity:
         The Company has incurred $50,000 of deferred offering costs as of June 29, 1999, of which $45,000 has not been paid for.




    The accompanying notes are an integral part of the financial statements.

                              BONUSBOULEVARD, INC.
                      (a Company in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 29, 1999

1.   Nature of business:

     BonusBoulevard is developing an Internet-based shopping mall through which web users that register as members will be able to make purchases from a selected group of online retailers. These members will be entitled to earn rewards on all purchases made.

2.   Development stage enterprise:

     BonusBoulevard is in the development stage as its operations principally involve the building of its website infrastructure, market analysis and other business planning activities. No revenue has been generated. Since BonusBoulevard is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

3.   Initial public offering:

     BonusBoulevard is in the process of filing a Registration Statement with the Securities and Exchange Commission for a proposed initial public offering ("IPO") of common stock. In its proposed IPO, BonusBoulevard plans to issue shares of non-voting common stock to new members of its online shopping mall. BonusBoulevard is proposing to issue 7,500,000 shares for a deemed consideration of $.0001 per share, and 12,500,000 shares at an assumed initial public offering price of $.05 per share. Offering costs are estimated to be approximately $90,000.

4.   Significant accounting policies:

     a.   Cash:

          BonusBoulevard maintains its cash accounts in one commercial bank. The balance is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

     b.   Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                              BONUSBOULEVARD, INC.
                      (a Company in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 29, 1999

4.   Significant accounting policies: (Continued)

     c.   Property and equipment:

          Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations in the period incurred.

     d.   Start-up costs:

          BonusBoulevard has adopted Statement of Position No. 98-5, requiring companies to expense all start-up related expenses when incurred. Start-up expenses incurred for the period ended June 29, 1999 was $9,695.

     e.   Software development costs:

          BonusBoulevard has adopted Statement of Position 98-1 with regard to the accounting for the costs of developing computer software for internal use. Only costs incurred subsequent to the preliminary project stage is to be capitalized.

     f.   Advertising:

          BonusBoulevard expenses advertising costs when incurred. There were no advertising expenses incurred for the period ended June 29, 1999.

5.   Deferred offering costs:

     Deferred offering costs represent costs incurred as of the balance sheet date, as it relates to BonusBoulevard's proposed initial public offering.

6.   Computer software costs:

     Computer software costs consist of the ongoing construction of BonusBoulevard's web site. BonusBoulevard has incurred no amortization expense for the period ended June 29, 1999.

7.   Commitment:

     BonusBoulevard is obligated under an agreement for the construction and design of its shopping mall web site. The total cost is expected to be $105,000, of which $15,000 has been paid as of the balance sheet date. The remaining amount is payable partially in cash and partially through the issuance of BonusBoulevard's common stock and warrants.

8.   Subsequent event:

     On June 30, 1999, BonusBoulevard amended its certificate of incorporation to increase the number of shares of common stock authorized from 100,000,000 to 275,000,000, and to authorize 150,000,000 shares of preferred stock (previously unauthorized). On July 2, 1999, BonusBoulevard amended and restated its certificate of incorporation to designate the shares of common stock as Class A non-voting redeemable, convertible shares and Class B voting shares, and to authorize an additional 25,000,000 shares of common stock. These events are reflected retroactively in the accompanying financial statements.

-----------------------------------------      ---------------------------------

     You should rely on the information
contained in this prospectus. We have
not authorized anyone to provide you
with information different from that                  20,000,000 SHARES
contained in this prospectus. We are
offering shares of common stock only in
jurisdictions where the offering is
permitted. The information contained in
this prospectus is accurate only as of               BONUSBOULEVARD, INC.
the date of this prospectus, regardless
of the time of delivery of this
prospectus or of any sale of the common
stock.


                                                CLASS A REDEEMABLE CONVERTIBLE
                                                    NON-VOTING COMMON STOCK

       ----------------------



                                                   ----------------------

                                                         PROSPECTUS

                                                   ----------------------












                                                         , 1999

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Sections 721 through 725 of the Business Corporation Law of New York ("NYBCL"), we have broad powers to indemnify our directors, officers and other employees. These sections (1) provide that the provisions of the NYBCL regarding statutory indemnification and advancement of expenses are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he in fact personally gained a financial profit or other advantage to which he was not legally entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (4) permit the advancement of litigation expenses upon receipt of an undertaking from the director or officer to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the NYBCL, our by-laws, provide that we will indemnify our officers and directors, as such, to the fullest extent permitted by applicable law and that expenses reasonably incurred by any of our officers or directors in connection with a threatened or actual action or proceeding will be advanced or promptly reimbursed by us in advance of the final disposition of such action or proceeding upon receipt by us of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article SIXTH of our certificate of incorporation provides that (a) we will, to the fullest extent permitted by Article 7 of the NYBCL, indemnify any and all persons whom we have the power to indemnify under Article 7 of the NYBCL from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Article 7 of the NYBCL and (b) the indemnification provided for in Article SIXTH of our certificate of incorporation will not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by Article 7 of the NYBCL, as to action in any capacity in which such person served at our request.

     Article SEVENTH of our certificate of incorporation also provides that the personal liability of our directors is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL.
Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity; provided that no such provision may eliminate or limit: (i) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated
Section 719 of the NYBCL, or (ii) the liability of any director for any act or omission prior to the adoption of the relevant provision in the corporation's certificate of incorporation.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fees, all expenses have been estimated and are subject to future contingencies.

         SEC registration fee.........................................$184.60
         Legal fees and expenses....................................50,000.00
         Printing and engraving expenses.............................8,000.00
         Accounting fees and expenses...............................10,000.00
         Blue sky fees and expenses.................................20,000.00
         Transfer agent registration fees and expenses...............1,000.00
         Miscellaneous Expenses......................................1,000.00
                                                                  -----------
         Total....................................................$ 90,184.60
                                                                  ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     BonusBoulevard, Inc. was incorporated in the State of New York on June 10, 1999. Upon incorporation, Mr. Brous and Mr. Morgenstern, our two directors and executive officers, were issued 48,000,000 and 32,000,000 shares, respectively, of our Class B voting common stock at a price of $.00046 per share.

     The foregoing transaction was a transaction not involving a public offering and was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof. The securities were sold pursuant to Regulation D, and the certificates evidencing the Class B shares bear a restrictive legend permitting the transfer thereof only upon registration of the securities or an exemption under the Securities Act.

ITEM 27. EXHIBITS

          3.1* Certificate of Incorporation of the Registrant (including all amendments)

          3.2* By-Laws of the Registrant

          5* Opinion of Brown Raysman Millstein Felder & Steiner LLP with respect to legality of the securities of the Registrant being registered

          10.1* [Shareholders' Agreement]

          10.2 * [Infostream Agreement]

          23.1 Consent of Berenson & Company LLP

          23.2* Consent of Brown Raysman Millstein Felder & Steiner LLP (contained in opinion to be filed as Exhibit 5)

          24.1 Power of Attorney (set forth on page II-5)

---------------------------
* To be filed by amendment


ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for purposes of determining liability under the Securities Act, Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

     (5) For purposes of determining any liability under the Securities Act, Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 2nd day of July, 1999.


                                       BonusBoulevard, Inc.


                                       By:    /s/ David Brous, Jr.
                                           -------------------------------
                                                  David Brous, Jr.,
                                                  Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Sarah Hewitt and J. Christopher Giancarlo, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

                 SIGNATURE                                           TITLE                               DATE

           /s/ David Brous, Jr.                       Chief Executive Officer and Director          July 2, 1999
-------------------------------------------
             DAVID BROUS, JR.

       /s/ Jonathan F. Morgenstern                   President, Chief Operating Officer and         July 2, 1999
-------------------------------------------                      Director
         JONATHAN F. MORGENSTERN

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
------                             -----------
 3.1*       Certificate of Incorporation of the Registrant (including all amendments)

 3.2*       By-Laws of the Registrant

 5*         Opinion of Brown Raysman Millstein Felder & Steiner LLP with respect to legality of the securities of the Registrant being registered

10.1*       [Shareholders' Agreement]

10.2*       [Infostream Agreement]

23.1        Consent of Berenson & Company LLP

23.2*       Consent of Brown Raysman Millstein Felder & Steiner LLP
            (contained in opinion to be filed as Exhibit 5)

24.1        Power of Attorney (set forth on page II-5)

--------------
* To be filed by amendment